UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2006

SOLAR POWER, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	000-50142 (Commission File Number)	20-1470649 (I.R.S. Employer Identification No.)

4080 Cavitt Stallman Road, Suite 100
Granite Bay, Californian 95746
(Address and telephone number of principal executive offices) (Zip Code)

(916) 789-0833
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1-Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On December 29, 2006, we entered into a Receivables and Servicing Rights Purchase and Sale Agreement with Village Auto, LLC, a California limited liability company and an affiliate of Robert Freiheit, our former director, president and chief executive officer (the “Sale Agreement”), pursuant to which we sold our pool of finance receivables for $12,693.50 in cash, which represented 50% of the loan pool’s payoff balance as of September 30, 2006. We originally purchased the loan pool from Village Auto, LLC in March 2005 for a purchase price that was equal to 85% of the original payoff balance of such loans. The sale of the receivables being reported on this Current Report on Form 8-K was a closing condition to that certain Merger Agreement, as further described in Section 2 of this Current Report on Form 8-K.

For further information see the Receivables and Servicing Rights Purchase and Sale Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

On December 29, 2006, in connection with the Sale Agreement disclosed in Item 1.01 of this Current Report on Form 8-K, we terminated a certain Purchase and Servicing Agreement dated as of March 30, 2005 between us and Village Auto, LLC a California limited liability company and an affiliate of Robert Freiheit, our former director, president and chief executive officer. Under the terms of the Sale Agreement, all arrangements with Village Auto Loan, LLC relating to the servicing and administration of our collection of finance receivables were terminated.

For further information see the Receivables and Servicing Rights Purchase and Sale Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Section 2- Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

On December 29, 2006, we completed the merger contemplated by the certain Agreement and Plan of Merger dated August 23, 2006, as amended by that certain First Amendment to the Agreement and Plan of Merger dated October 4, 2006, Second Amendment to the Agreement and Plan of Merger dated December 1, 2006, and Third Amendment to the Agreement and Plan of Merger dated December 21, 2006 (collectively, the “Agreement”), by and among us, Solar Power, Inc., a California corporation (“SPI”), and our wholly-owned subsidiary, Welund Acquisition Corp., a Nevada corporation (“Merger Sub”) as previously reported on Current Reports on Form 8-K filed with the SEC on August 29, 2006, October 26, 2006, December 6, 2006, and December 22, 2006, pursuant to which our Merger Sub merged with and into SPI with SPI surviving as our wholly owned subsidiary (the “Merger”).

In connection with the Merger, (a) we issued an aggregate of 14,500,000 shares of our restricted common stock to the existing shareholders of SPI in exchange for the cancellation of the outstanding shares of common stock of SPI owned by the SPI shareholders, (b) we substituted a total of 2,000,000 outstanding restricted stock awards and options of SPI with our restricted stock awards and options to purchase shares of our common stock on the same terms and conditions as the holders’ SPI restricted stock awards and options, and (c) replaced our officers and directors with the officers and directors of SPI who assumed control of the combined companies.

Furthermore, as disclosed in Item 1.01 of this Current Report on Form 8-K, as a closing condition to the Merger, we sold our pool of finance receivables to Village Auto, LLC, a California limited liability and affiliate of Robert Freiheit, our former director, president and chief executive officer.

As a result of the Merger, we discontinued our business relating to the pool of finance receivables and our new business and operations became the business and operations as conducted by SPI.

EXPLANATORY STATEMENT

The disclosure included in this Item 2.01 of this Current Report on Form 8-K reflects the consummation of the merger between us and Solar Power, Inc., a California corporation (“SPI”), pursuant to which SPI is now our wholly owned subsidiary. Therefore, the business, operations and management of SPI is our business, operations and management. Accordingly, set forth below is a summary of our business, plan of operations, risk factors and management on a post Merger basis. Unless the context indicates or suggests otherwise, in this Item 2.01, the terms “we” or “us” means Solar Power, Inc., a Nevada corporation, and our wholly owned subsidiaries, which includes SPI.

FORWARD LOOKING STATEMENTS

This Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Words such as "expects," "anticipates," "intends," "could," "may," "believes," "estimates," or similar language identify forward-looking statements, as do the negative of these terms and other comparable wording, including, but not limited to, the following:

—	Our future business, financial condition, and results of operations;

—	Developing and expanding market acceptance of our products;

—	Competitiveness of our products and services;

—	Any statements of our belief; and

—	Any statements of assumptions underlying the foregoing.

These forward-looking statements involve known and unknown risks and uncertainties. Their actual results may differ materially from those contemplated by the forward-looking statements. Factors that might cause or contribute to these differences include, but are not limited to, those discussed in the section entitled "Risk Factors" and in sections of other documents filed from time-to-time with the Securities and Exchange Commission ("SEC"). You should consider the risk factors and uncertainties expressed by them, and be aware that the occurrence of the events described as risk factors could negatively impact their business, results of operations and financial condition.

SUMMARY OF OUR BUSINESS

Corporate History and Recent Events

We were originally incorporated in the State of Delaware on July 16, 2002 under the name “Welund Fund, Inc.” Effective January 2006, pursuant to the authorization of our stockholders, we merged with our wholly-owned subsidiary, a Nevada corporation, and reincorporated in the State of Nevada. As a result of the merger, we changed our legal domicile from the State of Delaware to the State of Nevada.  On October 4, 2006, we changed our name from “Welund Fund, Inc.” to “Solar Power, Inc.” In addition, we effected a one-for-three reverse stock split in October 2006.

On August 23, 2006, we entered into an Agreement and Plan of Merger with SPI and Welund Acquisition Corp., a Nevada corporation, and our wholly-owned subsidiary (“Merger Sub”).  On December 29, 2006, our Merger Sub merged with SPI and SPI became our wholly-owned subsidiary (the “Merger”). In connection with the Merger, (a) we sold our pool of finance receivables, (b) issued 14,500,000 shares of our common stock to the shareholders of SPI, (c) we substituted 2,000,000 restricted stock awards and options of SPI with our restricted stock awards and options to purchase shares of our common stock on the same terms and conditions of the SPI options, and (d) our directors and officers were replaced with the officers and directors of SPI who assumed control of the combined companies. As a result of the Merger, we discontinued our former auto loans business and changed our focus and strategic direction and pursued operations as a development stage company in the solar power business.

Prior to the merger, we conducted a private placement for $16,000,000 in September and October 2006 (the “Offering”) to finance the operations of SPI prior to the merger and to provide working capital for our operations once the merger was completed. We received gross proceeds of $16,000,000 in connection with the Offering and issued a total of 16,000,000 shares of our restricted common stock. In connection with the Offering, we entered into a Registration Rights Agreement with certain investors to cover the resale of the securities issued in the Offering.

Overview

We currently manufacture cable, wire and mechanical assemblies and are expanding operations to produce and install solar power systems. Our operations are conducted through our wholly owned subsidiary SPI and its wholly-owned subsidiaries who commenced their operations in May 2005: International Assembly Solutions, Limited (Hong Kong) (“IAS HK”), and IAS Electronics (Shenzhen) Co., Ltd (“IAS Shenzhen”). Our primary design, fabrication and assembly operations are in China. We believe our China-based manufacturing facility provides us with several competitive advantages, including a highly trained, economical workforce, availability of cost effective land and factory space, and lower raw material costs.

We intend to design, develop, manufacture and market a variety of photovoltaic (“PV”) modules, which convert sunlight into electricity. We intend to manufacture solar modules, utilizing both Monocrystalline and Multicrystalline silicone, and the balance of system components used in a finished photovoltaic system. These products are intended for use in residential, commercial and industrial applications, for both on-grid electricity generation and off-grid generation. We intend to continue purchasing solar modules from a primary manufacturer to supplement the anticipated output generated by our own production facility. We intend to distribute our products primarily in the United States, including design, installation and maintenance services for completed installations. As such, we, through a merger with our subsidiary, SPI, have acquired Dale Renewables Consulting, Inc. (“DRCI”), a leader in photovoltaic installation in the greater Northern California region. We are in the process of integrating DRCI’s business into our business. We intend to principally distribute our products directly to industrial, commercial and residential customers.

Our Strategy and Products

Our business strategy is to develop, manufacture and market solar panels and system component products as a complete photovoltaic system to industrial, commercial and residential facilities located primarily in the United States.

Our principal products will include the following:

•
Modules. A solar module is an assembly of solar cells that have been electrically interconnected and laminated in a physically durable and weather-tight package. A typical solar module can produce from 20 to 300 watts of power and range in size from 2 to 25 square feet. Our typical commercial module will range from 180 to 220 watts.

•
Systems. A solar system is an assembly of one or more solar modules that have been physically mounted and electrically interconnected to produce electricity. System components include inverters, meters, racking systems, cables and wiring. Typical residential on-grid systems produce between 2,000 to 6,000 watts of power.

We intend to make solar modules and systems our primary products. We believe our modules will be competitive with other products in the marketplace and will be certified to international standards of safety, reliability and quality.

If our development programs are successful, we expect to continue to increase the conversion efficiency and power of our solar modules as we expand our manufacturing capacity and increase our efficiencies through ongoing process improvement with a specific emphasis on reducing labor on installations.

RISK FACTORS

Risks Related to Our Business

We have limited experience manufacturing solar systems on a commercial basis and have a limited operating history on which to base our future prospects and results of operations.

We commenced solar power-related operations in June 2006. As a result we have limited experience manufacturing solar systems on a commercial basis. Our IAS Shenzhen subsidiary completed its first mechanical assembly manufacturing line in May 2005 and began commercial shipment of its cable, wire and mechanical products in June 2005. Although we are continuing to develop our manufacturing capabilities and processes, we do not know whether the processes we have developed will be capable of supporting large-scale manufacturing, or whether we will be able to develop the other processes necessary for large-scale manufacturing of solar systems that meet the requirements for cost, schedule, quality, engineering, design, production standards and volume requirements. If we fail to develop or obtain the necessary manufacturing capabilities it will significantly alter our business plans, potentially have a material adverse effect on prospects, results of operations and financial condition. Moreover, due to our limited operating history, our historical operating results may not provide a meaningful basis for evaluating our business, financial performance and prospects.

Our operating results may fluctuate significantly from period to period.

Several factors can contribute to significant quarterly and other periodic fluctuations in our results of operations. These factors may include but are not limited to the following:

•	the timing of orders;

•	the volume of orders relative to our capacity, which can be influenced by our customers’ inventory levels;

•	the availability and pricing of raw materials, such as solar cells and wafers;

•	delays in delivery of components or raw materials by our suppliers, which could cause delays in our delivery of products to our customers;

•	delays in our product sales, design and qualification processes, which varies widely in length based upon customer requirements;

•	product introductions and market acceptance of new products or new generations of products;

•	effectiveness in managing manufacturing processes;

•	changes in cost and availability of labor and components;

•	product mix;

•	pricing and availability of competitive products and services;

•	changes in government regulations;

•	changes or anticipated changes in economic conditions;

•	delays in installation of specific projects due to inclement weather;

•	political uncertainties in China;

•	changes in tax-based incentive programs; and

•	changes in currency translation rates affecting margins and pricing levels.

Our business strategy depends on the widespread adoption of solar power technology.

The market for solar power products is emerging and rapidly evolving, and its future success is uncertain. If solar power technology proves unsuitable for widespread commercial deployment or if demand for solar power products fails to develop sufficiently, we would be unable to generate enough revenues to achieve and sustain profitability. The factors influencing the widespread adoption of solar power technology include but are not limited to:

•	cost-effectiveness of solar power technologies as compared with conventional and non-solar alternative energy technologies;

•	performance and reliability of solar power products as compared with conventional and non-solar alternative energy products;

•	success of alternative distributed generation technologies such as fuel cells, wind power and micro turbines;

•
fluctuations in economic and market conditions which impact the viability of conventional and non-solar alternative energy sources, such as increases or decreases in the prices of oil and other fossil fuels;

•	continued deregulation of the electric power industry and broader energy industry; and

•	availability of government subsidies and incentives.

We must obtain sufficient supply of solar cells to conduct our business.

Silicon is an essential raw material in the production of photovoltaic, or solar cells. A shortage of silicon may result in significant price increases and affect our supply of solar cells. In addition, there are a limited number of solar cell suppliers. Our estimate regarding our supply needs may not be correct and our purchase orders may be cancelled by our suppliers. If our suppliers cancel our purchase orders or change the volume or pricing associated with these purchase orders, we may be unable to meet existing and future customer demand for our products, which could cause us to lose customers, market share and revenue.

Our component and materials suppliers may fail to meet our needs. We intend to manufacture all of our solar power products using materials and components procured from a limited number of third-party suppliers. We do not currently have long-term supply contracts with our suppliers. This generally serves to reduce our commitment risk but does expose us to supply risk and to price increases that we may not be able to pass on to our customers. In some cases, supply shortages and delays in delivery may result in curtailed production or delays in production, which can contribute to an increase in inventory levels and loss of profit. We expect that shortages and delays in deliveries of some components will occur from time to time. If we are unable to obtain sufficient components on a timely basis, we may experience manufacturing delays, which could harm our relationships with current or prospective customers and reduce our sales. We also depend on a select number of suppliers for certain supplies that we use in our business. If we are unable to continue to purchase components from these limited source suppliers or identify alternative suppliers, our business and operating results would be materially and adversely affected. We may also not be able to obtain competitive pricing for some of our supplies as well as our competitors can.

Potential strategic acquisitions may not achieve our objectives.

In November 2006, our wholly-owned subsidiary, SPI, merged with Dale Renewables Consulting, Inc., a California corporation (“DRCI”), pursuant to which SPI acquired DRCI. We are in the process of integrating DRCI’s business into our business. There is no assurance that the merger will result in a successful integration. In addition, we are currently exploring additional strategic alliances designed to enhance or complement our technology or to work in conjunction with our technology, increase our manufacturing capacity, provide additional know-how, components or supplies and develop, introduce and distribute products and services utilizing our technology and know-how. Any strategic alliances entered into may not achieve our strategic objectives, and parties to our strategic alliances may not perform as contemplated.

We may not be able to efficiently integrate the operations of our acquisitions, products or technologies.

We may acquire new and complementary technology, assets and companies. We do not know if we will be able to complete any acquisitions or if we will be able to successfully integrate any acquired businesses, operate them profitably or retain our key employees. Integrating the business of DRCI, or any other newly acquired business, product or technology could be expensive and time-consuming, could disrupt our ongoing business and could distract our management. We may face competition for acquisition targets from larger and more established companies with greater financial resources. In addition, in order to finance any acquisitions, we might be forced to obtain equity or debt financing on terms that are not favorable to us and, in case of equity financing, resulting in dilution to our stockholders. If we are unable to integrate effectively any newly acquired entity, product or technology, our business, financial condition and operating results will suffer.

A few customers account for a significant portion of our sales.

For the first seven months of fiscal year 2006, five customers contributed ninety-nine percent (99%) of our total sales revenue, including one customer who contributed forty-six percent (46%) to our revenue. This compares to the same period in fiscal 2005 when five customers contributed ninety-eight percent (98%) of total sales revenue, including one customer which contributed fifty-six percent (56%) of our revenue. Under present conditions, the loss of any one of these customers could have a material effect on our performance, liquidity and prospects.

Failure to optimize our manufacturing potential and cost structure could materially and adversely affect our business and operating results.

We have one manufacturing facility in China. We strive to fully utilize the manufacturing capacity of our facility but may not do so on a consistent basis, particularly as we have committed to a three-year lease, with an option for three additional years, of our facility in China. Our factory utilization will be dependent on predicting volatility, timing volume sales to our customers, balancing our productive resources with product mix, and planning manufacturing services for new or other products that we intend to produce. Demand for manufacturing of these products may not be as high as we expect, and we may fail to realize the expected benefit from our investment in our manufacturing facilities. Our profitability and operating results are also dependent upon a variety of other factors, including: utilization rates of our manufacturing lines, downtime due to product changeover, impurities in raw materials causing shutdowns, maintenance of operations and availability of power, water and labor resources.

We face intense competition, and many of our competitors have substantially greater resources than we do.

We operate in a competitive environment that is characterized by price inflation, due to supply shortages, and technological change. We compete with major international and domestic companies. Our major system integrator competitors include SunPower/Powerlight, SPG Solar, Akeena Solar, Sun Edison, Global Solar plus numerous other regional players, and other similar companies primarily located in California and New Jersey. Manufacturing competitors include multinational corporations such as BP Solar, Kyocera Corporation, Mitsubishi, Solar World AG, Sharp Corporation, SunPower/Powerlight and Sanyo Corporation. Our competitors may have greater market recognition and substantially greater financial, technical, marketing, distribution, purchasing, manufacturing, personnel and other resources than we do. Furthermore, some of our competitors have manufacturing and sales forces that are geographically diversified, allowing them to reduce transportation expenses, tariff costs and currency fluctuations for certain customers in markets where our facilities are located. Many of our competitors are developing and are currently producing products based on new solar power technologies that may ultimately have costs similar to, or lower than, our projected costs. Many of our current and potential competitors have longer operating histories, greater name recognition, access to larger customer bases and significantly greater financial, sales and marketing, manufacturing, distribution, technical and other resources than us. As a result, they may be able to respond more quickly to changing customer demands or to devote greater resources to the development, promotion and sales of our products than we can.

Our business relies on sales of our solar power products and our competitors with more diversified product offerings may be better positioned to withstand a decline in the demand for solar power products. Some of our competitors own, partner with, have longer term or have longer term or stronger relationships with solar cell providers which could result in them being able to obtain solar cells on a more favorable basis than us. It is possible that new competitors or alliances among existing competitors could emerge and rapidly acquire significant market share, which would harm our business. If we fail to compete successfully, our business would suffer and we may lose or be unable to gain market share.

The reduction or elimination of government and economic incentives could cause our revenue to decline.

We believe that the growth of the market for “on-grid” applications, where solar power is used to supplement a customer’s electricity purchased from the utility network, depends in large part on the availability and size of government-generated economic incentives. At present, the cost of solar energy generally exceeds the price of electricity in the U.S. As a result, the U.S. government and numerous state governments have provided subsidies in the form of cost reductions, tax write-offs and other incentives to end users, distributors, systems integrators and manufacturers of solar power products. Reduction, elimination and/or periodic interruption of these government subsidies and economic incentives because of policy changes, fiscal tightening or other reasons may result in the diminished competitiveness of solar energy, and materially and adversely affect the growth of these markets and our revenues. Electric utility companies that have significant political lobbying powers may push for a change in the relevant legislation in our markets. The reduction or elimination of government subsidies and economic incentives for on-grid solar energy applications, especially those in our target markets, could cause our revenues to decline and materially and adversely affect our business, financial condition and results of operations. Reductions in, or eliminations or expirations of, incentives could result in decreased demand for our products and lower revenue.

Decrease in construction could adversely affect our business.

During 2006, approximately fifty percent (50%) of DRCI’s solar-related revenues were generated from the design, installation and maintenance of solar power products in newly constructed and renovated buildings, plants and residences. Our ability to generate revenues from new installation services will depend on the number of new construction starts and renovations, which will likely be correlated with the cyclical nature of the construction industry. The number of new building starts will be affected by general and local economic conditions, changes in interest rates and other factors.

Existing regulations and policies and changes to these regulations and policies may present technical, regulatory and economic barriers to the purchase and use of our products, which may significantly reduce demand for our products.

The market for electricity generating products is strongly influenced by federal, state and local government regulations and policies concerning the electric utility industry, as well as policies promulgated by electric utilities. These regulations and policies often relate to electricity pricing and technical interconnection of customer-owned electricity generation. In the U.S. and in a number of other countries, these regulations and policies are being modified and may continue to be modified. Customer purchases of alternative energy sources, including solar power technology, could be deterred by these regulations and policies, which could result in a significant reduction in the potential demand for our solar power products. For example, without a regulatory mandated exception for solar power systems, utility customers are often charged interconnection or standby fees for putting distributed power generation on the electric utility grid. These fees could increase the cost to our customers and make our solar power products less desirable.

The failure to increase or restructure the net metering cap could adversely affect our business. Currently all grid-tied photovoltaic systems are installed with cooperation by the local utility providers under guidelines created through statewide net metering policies. These policies, as currently written, specify that the local utility only has the obligation to allow installation up to and equal to one-half of one percent of its total generation capacity. It appears likely that as an industry, we will have the ability to reach this number within the next several years. The industry is currently lobbying to extend these arbitrary generation caps, and replace them with either notably higher numbers, or with a revised method of calculation that will allow the industry to continue our expansion in a manner consistent with both the industry and state and federal desires.

Moreover, we anticipate that our solar power products and our installation will be subject to oversight and regulation in accordance with national and local ordinances relating to building codes, safety, environmental protection, utility interconnection and metering and related matters. It is difficult to track the requirements of individual states and design equipment to comply with the varying standards. Any new government regulations or utility policies pertaining to our solar power products may result in significant additional expenses to us, our resellers, and our customers and, as a result, could cause a significant reduction in demand for our solar power products.

Compliance with environmental regulations can be expensive, and noncompliance with these regulations may result in adverse publicity and potentially significant monetary damages and fines.

As our manufacturing processes generate noise, wastewater, gaseous and other industrial wastes, we are required to comply with all national and local regulations regarding protection of the environment. We believe that we have all necessary permits to conduct our business as it is presently conducted. If we fail to comply with present or future environmental regulations, however, we may be required to pay substantial fines, suspend production or cease operations.

If we do not retain our key management personnel, our business will suffer.

The success of our business is heavily dependent on the leadership of our key management personnel, specifically Stephen C. Kircher. In addition, the company currently relies on Todd Lindstrom’s construction experience and management for the installation of solar systems. All our executive officers and key personnel are employees at-will and we do not have any employment agreements with them. If any of these people were to leave us, it would be difficult to replace them, and our business could be harmed.

The growth of our business is dependent upon sufficient capitalization.

The growth of our business depends on our ability to finance new products and services. We operate in a rapidly changing industry. Technological advances, the introduction of new products and new design and manufacturing techniques could adversely affect our business unless we are able to adapt to the changing conditions. To remain competitive, we must continue to incur significant costs in product development, equipment, facilities and integration resources. These costs may increase, resulting in greater fixed costs and operating expenses. As a result, we could be required to expend substantial funds for and commit significant resources to the following:

•	research and development activities on existing and potential product solutions;

•	additional engineering and other technical personnel;

•	advanced design, production and test equipment;

•	manufacturing services that meet changing customer needs;

•	technological changes in manufacturing processes; and

•	manufacturing capacity.

We are subject to particularly lengthy sales cycles in some markets.

Our focus on developing a customer base that requires our solar power products means that it may take longer to develop strong customer relationships or partnerships. Moreover, factors specific to certain industries also have an impact on our sales cycles. Some of our customers may have longer sales cycles that could occur due to the timing of various state and federal subsidies. These lengthy and challenging sales cycles may mean that it could take longer before our sales and marketing efforts result in revenue, if at all, and may have adverse effects on our operating results, financial condition, cash flows and stock price.

Products we manufacture may contain design or manufacturing defects, which could result in customer claims.

We often manufacture products to our customers’ requirements, which can be highly complex and may at times contain design or manufacturing failures. Any defects in the products we manufacture, whether caused by a design, manufacturing or component failure or error, may result in returns, claims, delayed shipments to customers or reduced or cancelled customer orders. If these defects occur, we will incur additional costs and if in large quantity or too frequent, we may sustain loss of business, loss of reputation and may incur liability.

We may not be able to prevent others from using our trademarks in connection with our solar power products, which could adversely affect the market recognition of our name and our revenue.

We are in the process of registering the following trademarks: Solar Power, Inc., the Solar Power, Inc. logo, International Assembly Solutions, Ltd. and IAS, Ltd. (the “Marks”) for use with our solar power products. There is no assurance that we will be successful in obtaining such marks. In addition, if someone else has already established trademark rights in the Marks, we may face trademark disputes and may have to market our products with other trademarks, which also could hurt our marketing efforts. Furthermore, we may encounter trademark disputes with companies using marks which are confusingly similar to our Marks which if not resolved favorably could cause our branding efforts to suffer. Trademark litigation carries an inherent risk and we cannot guarantee we will be successful in this type of litigation. In addition, we may have difficulty in establishing strong brand recognition with consumers if others use similar marks for similar products.

We could become involved in intellectual property disputes.

We currently have two provisional patents pending. In addition, we rely on trade secrets, industry expertise and our customers’ sharing of intellectual property with us. We do not knowingly infringe on patents, copyrights or other intellectual property rights owned by other parties; however, in the event of an infringement claim, we may be required to spend a significant amount of money to defend a claim, develop a non-infringing alternative or to obtain licenses. We may not be successful in developing such an alternative or obtaining licenses on reasonable terms, if at all. Any litigation, even without merit, could result in substantial costs and diversion of our resources and could materially and adversely affect our business and operating results. We have limited insurance coverage and may incur losses resulting from product liability claims.

We are exposed to risks associated with product liability claims in the event that the use or installation of our products results in injury or damage.

Since our products are electricity-producing devices, it is possible that users could be injured or killed by our products, whether by product malfunctions, defects, improper installation or other causes. As a manufacturer, distributor, and installer of products that are used by consumers, we face an inherent risk of exposure to product liability claims or class action suits in the event that the use of the solar power products we sell or install results in injury or damage. Moreover, to the extent that a claim is brought against us we may not have adequate resources in the event of a successful claim against us. We rely on our general liability insurance to cover product liability claims and have not obtained separate product liability insurance. The successful assertion of product liability claims against us could result in potentially significant monetary damages and, if our insurance protection is inadequate, could require us to make significant payments.

We may be subject to unexpected warranty expense.

Our current standard product warranty for our mechanical assembly product ranges from one (1) to five (5) years, and the industry is currently trending towards a ten (10) year warranty, which we may also have to implement. We intend to offer the industry standard of twenty-five (25) years for our solar modules and industry standard five (5) years on inverter and balance of system components. With some of these electronic components, we may also need to implement a ten (10) year standard warranty. We believe our warranty periods are consistent with industry practice. Due to the warranty period, we bear the risk of extensive warranty claims long after we have shipped product and recognized revenue. Any increase in the defect rate of our products would cause us to increase the amount of warranty reserves and have a corresponding negative impact on our financial statements.

We are exposed to the limit of the availability and price of electricity.

The primary energy supply to our operations in China is electricity from the local power company. There is not an extensive and resilient connection to a national or regional power grid. Thus, we may be exposed to power outages and shut downs which our standby generators would only partially mitigate. Fluctuations in world oil prices and supply could also work to affect our supply and cost of electricity.

From time-to-time, we may seek additional equity or debt financing and may not be able to secure this financing at acceptable terms.

From time-to-time, we may seek additional equity or debt financing to provide for the capital expenditures required to maintain or expand our design and production facilities and equipment and/or working capital, as well as to repay loans if our cash flow from operations is insufficient and for future acquisitions of businesses, facilities, technologies, assets and product lines. We cannot predict with certainty the timing or amount of any such capital requirements. If such financing is not available on satisfactory terms, we may be unable to expand our business or to develop new business at the rate desired, or fund our existing working capital needs which could affect our operating results and our assets may be significantly impaired.

We must effectively manage our growth.

Failure to manage our growth effectively could adversely affect our operations. We may increase the number of our manufacturing facilities and products and may plan to expand further the number and diversity of our products in the future and may further increase the number of locations from which we manufacture and sell. Our ability to manage our planned growth effectively will require us to:

•	enhance our operational, financial and management systems;

•	expand usage of our facilities and equipment; and

•	successfully hire, train and motivate additional employees, including the technical personnel necessary to operate our production facilities.

An expansion and diversification of our product range, manufacturing and sales locations and customer base would result in increases in our overhead and selling expenses. We may also be required to increase staffing and other expenses as well as our expenditures on plant, equipment and property in order to meet the anticipated demand of our customers. Any increase in expenditures in anticipation of future orders that do not materialize would adversely affect our profitability. Customers may require rapid increases in design and production services that place an excessive short-term burden on our resources.

Risks Related to International Operations

We are dependent on our Chinese manufacturing operations.

Our current manufacturing operations are located in China and our sales and administrative offices are in the U.S. The geographical distances between these facilities create a number of logistical and communications challenges. In addition, because of the location of the manufacturing facilities in China, we could be affected by economic and political instability there, including problems related to labor unrest, lack of developed infrastructure, variances in payment cycles, currency fluctuations, overlapping taxes and multiple taxation issues, employment and severance taxes, compliance with local laws and regulatory requirements, and the burdens of cost and compliance with a variety of foreign laws. Moreover, inadequate development or maintenance of infrastructure in China, including adequate power and water supplies, transportation, raw materials availability or the deterioration in the general political, economic or social environment could make it difficult, more expensive and possibly prohibitive to continue to operate our manufacturing facilities in China.

We may not be able to retain, recruit and train adequate management and production personnel.

Our continued operations are dependent upon our ability to identify, recruit and retain adequate management and production personnel in China. We require trained graduates of varying levels and experience and a flexible work force of semi-skilled operators. Many of our current employees come from the more remote regions of China as they are attracted by the wage differential and prospects afforded by our operations. With the growth currently being experienced in China and competing opportunities for our personnel, there can be no guarantee that a favorable employment climate will continue and that wage rates in China will continue to be internationally competitive.

The Chinese government could change its policies toward, or even nationalize, private enterprise, which could harm our operations.

All of our manufacturing is conducted in China. Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China. Over the past several years, the Chinese government has pursued economic reform policies, including the encouragement of private economic activities and decentralization of economic regulation. The Chinese government may not continue to pursue these policies or may significantly alter them to our detriment from time to time without notice. Changes in policies by the Chinese government resulting in changes in laws, regulations, our interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion or imports and sources of supply could materially and adversely affect our business and operating results. The nationalization or other expropriation of private enterprises by the Chinese government could result in the total loss of our investment in China.

Our results could be harmed if compliance with new environmental regulations becomes too burdensome.

Our manufacturing processes result in the creation of small amounts of hazardous and/or toxic wastes, including various gases, epoxies, inks, solvents and other organic wastes. We are subject to Chinese governmental regulations related to the use, storage and disposal of such hazardous wastes. The amounts of our hazardous waste are expected to increase in the future as our manufacturing operations increase, and therefore, our cost of compliance is likely to increase. In addition, sewage produced by dormitory facilities which house our labor force is coming under greater environmental legislation. Although we believe we are operating in compliance with applicable environmental laws, there is no assurance that we will be in compliance consistently as such laws and regulations, or our interpretation and implementation, change. Failure to comply with environmental regulation could result in the imposition of fines, suspension or halting of production or closure of manufacturing operations.

The Chinese legal system has inherent uncertainties that could materially and adversely impact our ability to enforce the agreements governing our operations.

We conduct our manufacturing through our wholly owned Chinese subsidiary, IAS Electronics (Shenzhen) Co., Ltd. We lease the actual factory. The performance of the agreements and the operations of our factory are dependent on our relationship with the local government. Our operations and prospects would be materially and adversely affected by the failure of the local government to honor our agreements or an adverse change in the laws governing us. In the event of a dispute, enforcement of these agreements could be difficult in China. China tends to issue legislation which is subsequently followed by implementing regulations, interpretations and guidelines that can render immediate compliance difficult. Similarly, on occasion, conflicts are introduced between national legislation and implementation by the provinces that take time to reconcile. These factors can present difficulties in our compliance. Unlike the U.S., China has a civil law system based on written statutes in which judicial decisions have limited precedential value. The Chinese government has enacted laws and regulations to deal with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, its experience in implementing, interpreting and enforcing these laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes in China is therefore unpredictable. These matters may be subject to the exercise of considerable discretion by agencies of the Chinese government, and forces and factors unrelated to the legal merits of a particular matter or dispute may influence our determination, which may limit legal protections available to us. In addition, any litigation in China may result in substantial costs and diversion of resources and management attention.

Because our operations are international, we are subject to significant worldwide political, economic, legal and other uncertainties.

We are incorporated in the U.S. and have subsidiaries in China and the U.S. Because we manufacture all of our products in China, substantially all of the net book value of our total fixed assets and a major portion of our inventory is located there. Although we currently sell our products to customers in the U.S. we may sell our products to customers located outside of the U.S. in the future. Protectionist trade legislation in the U.S. or foreign countries, such as a change in export or import legislation, tariff or duty structures, or other trade policies, could adversely affect our ability to sell products in these markets, or even to purchase raw materials or equipment from foreign suppliers. Moreover, we are subject to a variety of U.S. laws and regulations, changes to which may affect our ability to transact business with customers or in certain product categories.

We are also subject to numerous national, state and local governmental regulations, including environmental, labor, waste management, health and safety matters and product specifications. We are subject to laws and regulations governing our relationship with our employees, including: wage and hour requirements, working and safety conditions, citizenship requirements, work permits and travel restrictions. These include local labor laws and regulations, which may require substantial resources for compliance. We are subject to significant government regulation with regard to property ownership and use in connection with our leased facility in China, import restrictions, currency restrictions and restrictions on the volume of domestic sales and other areas of regulation, all of which impact our profits and operating results.

We face risks associated with international trade and currency exchange.

We transact business in a variety of currencies including the U.S. dollar and the Chinese Yuan Renminbi, or RMB. Although we transact business predominantly in U.S. dollars, we collect a portion of our revenue and incur approximately twenty-two percent (22%) of our operating expenses, such as payroll, land rent, electrical power and other costs associated with running our facilities in China, in RMB. Adverse movements between the selling currency and the RMB would have a material impact on our profitability. Changes in exchange rates would affect the value of deposits of currencies we hold. The RMB has been broadly stable against the U.S. dollar in the past three years, but is not fully convertible and fully traded. We also do not currently hedge against exposure to other currencies. We cannot predict with certainty future exchange rates and thus our impact on our operating results. We do not have any long-term debt valued in RMB.

Changes to Chinese tax laws and heightened efforts by the Chinese tax authorities to increase revenues could subject us to greater taxes.

Under applicable Chinese law, we have been afforded a number of profits tax concessions by Chinese tax authorities on a substantial portion of our operations in China. However, the Chinese tax system is subject to substantial uncertainties with respect to interpretation and enforcement. The Chinese government has attempted to augment its revenues through heightened tax collection efforts. Continued efforts by the Chinese government to increase tax revenues could result in revisions to or changes to tax laws or our interpretation, which could increase our future tax liabilities or deny us expected concessions or refunds.

Future outbreaks of severe acute respiratory syndrome or other communicable diseases may have a negative impact on our business and operating results.

In 2003, several economies in Asia, including China, where our operations are located, were affected by the outbreak of severe acute respiratory syndrome, or SARS. If there is a recurrence of an outbreak of SARS, or similar infectious or contagious diseases such as avian flu, it could adversely affect our business and operating results. For example, a future SARS outbreak could result in quarantines or closure to our factory, and our operations could be seriously disrupted as the majority of our work force is housed in two dormitories. In addition, an outbreak could negatively affect the willingness of our customers and suppliers to visit our facilities.

Risks Related to Our Common Stock

We have not and are unlikely to pay cash dividends in the foreseeable future.

We have not paid any cash dividends on our common stock and may not pay cash dividends in the future. Instead, we intend to apply earnings, if any, to the expansion and development of the business. Thus, the liquidity of your investment is dependent upon your ability to sell stock at an acceptable price. The price can go down as well as up and may limit your ability to realize any value from your investment.

Any future financings and subsequent registration of common stock for resale will result in a significant number of shares of our common stock available for sale, and such sales could depress our common stock price. Further, no assurances can be given that we will not issue additional shares which will have the effect of diluting the equity interest of current investors. Moreover, sales of a substantial number of shares of common stock in any future public market could adversely affect the market price of our common stock and make it more difficult to sell shares of common stock at times and prices that either you or we determine to be appropriate.

There is no public market for our common stock.

There currently is no public market for our common stock. While we intend to develop a public market for our common stock, there are no assurances that a public market will develop or provide liquidity for investors when needed. To the extent that a limited public market develops in the future, we can give no assurance that an active trading market for our common stock will develop, or if one develops, that trading will continue. Accordingly, investors in our common stock may not have immediate liquidity at any given time.

We expect our stock price to be volatile.

Should a public market develop, the trading price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including:

•	the depth and liquidity of the market for the common stock;

•	developments generally affecting the energy industry;

•	investor perceptions of the business;

•	changes in securities analysts’ expectations or our failure to meet those expectations;

•	actions by institutional or other large stockholders;

•	terrorist acts;

•	actual or anticipated fluctuations in results of operations;

•	announcements of technological innovations or significant contracts by us or our competitors;

•	introduction of new products by us or our competitors;

•	our sale of common stock or other securities in the future;

•	changes in market valuation or earnings of our competitors;

•	changes in the estimation of the future size and growth rate of the markets;

•	results of operations and financial performance; and

•	general economic, industry and market conditions.

In addition, the stock market in general often experiences substantial volatility that is seemingly unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock, should a public market develop.

Any sale of a substantial amount of our stock could cause our stock price to drop.

There are several individuals and entities that will hold significant positions in our common stock. These holders are not obligated to retain our shares. Any sale by these or other holders of a substantial amount of common stock in any future public market, or the perception that such a sale could occur, could have an adverse effect on the market price of our common stock. Such an effect could be magnified if our stock is relatively thinly traded.

Our stock may be governed by the “penny stock rules,” which imposes additional requirements on broker-dealers who make transactions in our stock.

SEC rules require a broker-dealer to provide certain information to purchasers of securities traded at less than $5.00, which are not traded on a national securities exchange or quoted on the NASDAQ Stock Market. Since our common stock is not currently traded on an “exchange,” if the future trading price of our common stock is less than $5.00 per share, our common stock will be considered a “penny stock,” and trading in our common stock will be subject to the requirements of Rules 15g-9015g-9 under the Securities Exchange Act of 1934 (the “Penny Stock Rules”). The Penny Stock Rules require a broker-dealer to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also give bid and offer quotations and broker and salesperson compensation information to the prospective investor orally or in writing before or with the confirmation of the transaction. In addition, the Penny Stock Rules require a broker-dealer to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction before a transaction in a penny stock. These requirements may severely limit the liquidity of securities in the secondary market because few broker-dealers may be likely to undertake these compliance activities. Therefore, unless an exemption is available from the Penny Stock Rules, the disclosure requirements under the Penny Stock Rules may have the effect of reducing trading activity in our common stock, which may make it more difficult for investors to sell.

DESCRIPTION OF BUSINESS

Overview

We, through our wholly owned subsidiaries, SPI, International Assembly Solutions, Limited (Hong Kong) and IAS Electronics (Shenzhen) Co., Ltd, currently manufacture cable, wire and mechanical assemblies and are expanding operations to produce and install solar power systems for use in residential, commercial and industrial applications. We intend to develop, manufacture and market photovoltaic panels and system components for the production of environmentally clean electric power primarily in the United States. Photovoltaic cells generate direct current electricity when exposed to sunlight. We believe that we have manufacturing, distribution and installation advantages that will result in lower operational cost versus other competing solar power companies and technologies.

Our revenues have been primarily derived from the sale of cable, wire and mechanical assemblies. These products are sold directly to telecommunications, transportation and manufacturing companies for use in commercial and industrial applications. We intend to design, develop, manufacture and market a variety of solar modules, which are assemblies of photovoltaic cells that have been electrically interconnected and laminated in a physically durable and weather-tight package. These products are intended for use in residential, commercial and industrial applications. We intend to distribute primarily through our company-owned stores and our proposed franchisee network, currently in the early stages of development. Our solar modules and balance of system products add value by incorporating system design features enabling more efficient installation and resulting in significant labor costs savings.

Applications for our products include on-grid generation, in which supplemental electricity is provided to an electric utility grid, and off-grid generation for markets where access to conventional electric power is not economical or physically feasible. Our products are currently sold primarily in the United States.

Business Development

We were originally incorporated in the State of Delaware on July 16, 2002 under the name “Welund Fund, Inc.” Effective January 26, 2006, pursuant to the authorization of our stockholders, we merged with our wholly-owned subsidiary, a Nevada corporation, and reincorporated in the State of Nevada. As a result of the merger, we changed our legal domicile from the State of Delaware to the State of Nevada. On October 4, 2006, we changed our name from “Welund Fund, Inc.” to “Solar Power, Inc.”

On August 23, 2006, we entered into an Agreement and Plan of Merger with SPI and Welund Acquisition Corp., a Nevada corporation, and our wholly-owned subsidiary (“Merger Sub”).  On December 29, 2006, our Merger Sub merged with SPI, pursuant to which SPI was the surviving entity. As a result of the merger, SPI became our wholly-owned subsidiary and we discontinued our former operations and business of purchasing sub-prime auto loans. We changed our focus and strategic direction and pursued operations as a development stage company in the solar power business.

Industry Overview

According to the International Energy Outlook 2006 (IEO2006), net electricity consumption is expected to more than double between 2003 and 2030, growing from 14.8 trillion kilowatt hours to 30.1 trillion kilowatt hours. During this time frame, the report projects that natural gas and renewable energy sources are the only fuels expected to see an increase in the share of the total world electricity generation.

Currently, the electric power industry is one of the world’s largest industries with annual global revenues reaching approximately $1 trillion per year. Higher fossil fuel prices, particularly for natural gas, have raised the cost of producing electricity. As a result of these higher production costs, renewable energy sources such as solar are better able to compete economically.

In 2003, nearly 60 percent of the total net electricity consumption in the Organization for Economic Co-operation and Development (OECD) economies was in the residential and commercial building sectors. The industrial sectors accounts for 39 percent.

Economic growth is among the most important factors to be considered in projecting changes in the world’s energy consumption. Over the 2003 to 2030 period, the projected world real Gross Domestic Product (GDP) is expected to average 3.8 percent annually. Despite higher energy prices over the last two years, the U.S. economy is projected to grow an average of 3.0 percent between 2006 and 2015 and then slow to 2.9 percent. Canada’s growth is expected to mirror the United States while Mexico should see growth closer to 4.1 percent.

Between 2003 and 2030, much of the world’s economic growth is expected to occur among the nations of non-OECD Asia. China for example, is expected to have demand grow by an average 5.5 percent per year. By 2020, China is expected to have the world’s largest economy, based on share of Gross Domestic Product (GDP). Another country experiencing similar demand growth is India, where the average annual GDP is projected to be 5.4 percent over the same timeframe.

According to the IEO2006 report, to meet the world’s electricity demand, an extensive expansion of installed generating capacity will be required. How each country or region adds the additional capacity depends on the availability of local resources, energy security and market competition among fuel choices. The fuel mix used to generate electricity over the past thirty years has changed significantly. Coal has remained the dominant fuel but the use of nuclear power increased during the 1970s and natural gas rapidly grew during the 1980s and 1990s. This fuel mix change was encouraged by the rise in oil prices.

In 2003, the fuel mix for electricity generation included coal with 40%, natural gas with 19%, oil with 10%, nuclear power with 8% and renewable sources, such as solar, hydroelectric and wind power with 23%. Solar accounted for less than one percent. Electric power producers face several challenges in meeting anticipated growth in electricity demand:

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Environmental regulations. Environmental regulations addressing global climate change and air quality seek to limit emissions by existing fossil fuel-fired generation plants and new generating facilities. Countries that are parties to international treaties such as the Kyoto Protocol have voluntarily submitted to reducing emissions of greenhouse gases. National and regional air pollution regulations also restrict the release of carbon dioxide and other gases by power generation facilities.

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Infrastructure reliability. Investment in electricity transmission and distribution infrastructure has not kept pace with increased demand, resulting in major service disruptions in the United States, such as the Northeast blackout in August 2003. Increasing capacity of the aging infrastructure to meet capacity constraints will be capital intensive, time consuming and may be restricted by environmental concerns.

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Fossil fuel supply constraints and cost pressures. The supply of fossil fuels is finite. While an adequate supply of coal, natural gas and oil exists for the foreseeable future, depletion of the fossil fuels over this century may impact prices and infrastructure requirements. For example, the U.S. domestic supply of liquefied natural gas, or LNG, is not expected to meet consumption requirements by 2025, requiring significant investment in LNG shipping terminal infrastructure to support imported fuel. Political instability, labor unrest, war and the threat of terrorism in oil producing regions has disrupted oil production, increased the volatility of fuel prices and raised concerns over foreign dependency in consumer nations.

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Weather. Regional weather impacts, such as higher temperatures or drought frequencies and duration, may affect the demand for electricity consumption or the ability to produce additional electrical supplies, as in the case of hydro production.

We believe that economic, environmental and national security pressures and technological innovations are creating significant opportunities for new entrants within the electric power industry. The demand for additional electricity resources will bring changes to the market place and create opportunities for those companies that anticipate, plan and execute appropriately.

Distributed Generation and Renewable Energy

Distributed generation and renewable energy are two promising areas for growth in the global electric power industry. Distributed generation is defined as point-of-use electricity generation that either supplements or bypasses the electric utility grid. Distributive generation employs technologies such as solar power, micro turbines and fuel cells. The move to distributed power will come from capacity constraints, increased demand for reliable power reliability and the economic challenges of building new centralized generation and transmission facilities.

Renewable energy is defined as energy supplies that derive from non-depleting sources such as solar, wind and certain types of biomass. Renewable energy reduces dependence on imported and increasingly expensive oil and natural gas. In addition, growing environmental pressures, increasing economic hurdles of large power generation facilities and U.S. National Security interests are favorable drivers for renewable energy. Renewable energy, including solar and wind power, is the fastest growing segment of the energy industry worldwide.

Solar power is both distributed and renewable. Solar power is an environmentally benign, locally sourced renewable energy source that can play an immediate and significant role in assisting global economic development, forging sustainable global environmental and energy policies, and protecting national security interests.

Solar Power

Solar power generation uses interconnected photovoltaic cells to generate electricity from sunlight. The photovoltaic process (PV) captures packets of light (photons) and converts that energy into electricity (volts). Most photovoltaic cells are constructed using specially processed silicon. When sunlight is absorbed by a semiconductor, the photon knocks the electrons loose from the atoms, allowing the electrons to flow through the material to produce electricity. This generated electricity is direct current (DC).

Light can be separated into different wavelengths with a wide range of energies. These photons may be reflected, absorbed or passed right through the PV cell. Solar cell technology only has the ability to capture the energy of photons within a specific range. Lower wavelength photons create heat, resulting in higher solar cell temperatures and lower conversion rate to energy. Higher wavelength photons have lower levels of energy and thus do not generate electricity. A typical commercial cell has an efficiency of only 15%.

Many interconnected cells are packaged into solar modules, which protect the cells and collect the electricity generated. Solar power systems are comprised of multiple solar modules along with related power electronics. Solar power technology, first used in the space program in the late 1950s, has experienced growing worldwide commercial use for over 25 years in both on-grid and off-grid applications.

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On-grid. On-grid applications provide supplemental electricity to customers that are served by an electric utility grid, but choose to generate a portion of their electricity needs on-site. The On-grid segment is typically the most difficult to compete in since electricity generated from coal, nuclear, natural gas, hydro and wind is generally at much lower rates. Despite the unfavorable cost comparisons, On-grid applications have been the fastest growing part of the solar power market. This growth is primarily driven by the worldwide trend toward deregulation and privatization of the electric power industry, as well as by government initiatives, including incentive programs to subsidize and promote solar power systems in several countries, including Japan, Germany and the United States. On-grid applications include residential and commercial rooftops, as well as ground-mounted mini-power plants.

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Off-grid. Off-grid applications serve markets where access to conventional electric power is not economical or physically feasible. Solar power products can provide a cost-competitive, reliable alternative for such power applications as highway call boxes, microwave stations, portable highway road signs, remote street or billboard lights, vacation homes, rural homes in developed and developing countries, water pumps and battery chargers for recreational vehicles and other consumer applications.

Solar power has emerged as one of the primary distributed generation technologies seeking to capitalize on the opportunities resulting from trends affecting the electric power industry. Relative to other distributed generation technologies, solar power benefits include:

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Modularity and scalability. From tiny solar cells powering a hand-held calculator to an array of roof modules powering an entire home to acres of modules on a commercial building roof or field, solar power products can be deployed in many sizes and configurations and can be installed almost anywhere in the world. Solar is among the best technologies for power generation in urban areas, environmentally sensitive areas and geographically remote areas in both developing and developed countries.

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Reliability. With no moving parts and no fuel supply required, solar power systems reliably power some of the world’s most demanding applications, from space satellites to maritime applications to remote microwave stations. Solar modules typically carry warranties as long as 25 years.

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Dual use. Solar modules are expected to increasingly serve as both a power generator and the skin of the building. Like architectural glass, solar modules can be installed on the roofs or facades of residential and commercial buildings.

•	Environmentally cleaner. Subsequent to their installation solar power systems consume no fuel and produce no air, water or noise emissions.

Germany, Japan and the United States presently comprise the majority of world market sales for solar power systems. Government policies in these countries, in the form of both regulation and incentives, have accelerated the adoption of solar technologies by businesses and consumers. For example, in the United States, the 2005 energy bill enacted a 30% investment tax credit for solar, and in January 2006 California approved the largest solar program in the country’s history, a $3.2 billion, 11-year California Solar Initiative. These three countries together accounted for 83% of the solar global market in 2005. Internationally, Spain, Portugal and Italy have recently developed new solar support programs.

As a result of the benefits and government support of solar power, the solar power market has seen sustained and rapid growth. Global PV installations have increased from 345 megawatts (MW) in 2001 to 1,460 MW in 2005. Unit shipments have increased over 20% per year on average for the past 20 years, and have never seen a year with negative growth.

Our Challenges

Although solar power can provide a cost-effective alternative for off-grid applications, we believe the principal challenge to widespread adoption of solar power for on-grid applications is reducing manufacturing and installation costs without impairing product reliability. We believe the following advancements in solar power technology are necessary to meet this challenge:

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Efficient material use. Reduce raw materials waste, particularly the waste associated with sawing silicon by conventional crystalline silicon technology. Efficient use of silicon is imperative for the growth of the industry due to the limited supply and increasing cost of silicon raw material expected for the near future.

•	Simplified and continuous processing. Reduce reliance on expensive, multi-step manufacturing processes.

•	Reduced manufacturing capital costs. Decrease the costs and risks associated with new plant investments as a result of lower capital costs per unit of production.

•	Improved product design and performance. Increase product conversion efficiency, longevity and ease of use. Conversion efficiency refers to the fraction of the sun’s energy converted to electricity.

•	Simplified installation process. Reduce the time and effort required to install a solar system. Eliminate non-value added functions.

Our Solution

We intend to offer a broad range of our solar modules, balance of system components, and integration services, including system design, installation and maintenance. We intend to source components that are capital intensive to produce, such as solar cells, and rely on our manufacturing and assembly process to efficiently and economically complete our final products. We intend to utilize our in-house expertise to design and customize systems and components to meet each customer’s requirements. Finally, we expect to modify our system components so our installation process time is reduced.

Our solutions should enable our operations to improve the quality and yield of our manufactured products, to improve the delivery of and shorten our time-to-market, thereby improving both product and service profitability. We believe that our solutions provide the following key benefits to our customers:

•	cost-effective solar modules and balance of system products;

•	high quality components and supply chain management expertise;

•	custom design and manufacturing expertise; and

•	superior customer service and post-sales support.

Our Strategy

Our business strategy is to develop, manufacture and market solar panels and system component products to industrial, commercial and residential facilities primarily in the United States. We presently are focused on the following steps to implement our business strategy:

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Outsource completed solar cells. We believe that we have the resources and relationships to acquire solar cells. We have entered into discussion with several manufacturers who possess the production capacity to deliver the required number of complete solar cells. The manufacturing process to convert metallurgical grade silicon into either solar wafers or solar cells requires high capital investments and long lead times. We firmly believe that our firm’s resources are better applied to manufacturing the solar module and balance of system products.

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Accelerate our manufacturing cost reduction and capacity expansion. We intend to quicken the expansion pace, secure critical supply chain and leverage our technology and manufacturing capabilities through strategic partnerships with other participants in the solar power industry. We have extensive experience manufacturing cable and mechanical assemblies in our existing facility in China. We will apply our expertise and know-how, which requires the same skill sets, into assembling solar modules and balance of system components. Our existing manufacturing team is well versed in bringing components into China, applying value-added services, exporting our finished products through the Chinese regulatory environment and delivering the final product to our customers’ doorsteps. In July 2006, we secured a new 123,784 square foot manufacturing facility providing us with the potential capacity to produce over 50 MW of solar panels annually.

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Accelerate our installation cost reductions. We intend to utilize a made-to-order system for each customer order. We first utilize our engineering expertise during the initial sales process. This initial review will modify the initial system proposal resulting in significant savings in materials, labor, re-work and installation time. Completed orders will be bundled and packed in a custom shipping container for delivery to the customer’s address. This ordering, design review and component bundling process will greatly accelerate the time needed to complete our installation process.

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Diversify and differentiate our product lines. We intend to design a full complement of inverters and balance of systems components to complement a wide array of solar system designs and power generating capacities.

Customers

We currently build cable and harness assemblies for Siemens and wire harness assemblies for certain U.S. telecom companies. Additionally, we have acquired a group of contracts and prospects through DRCI. DRCI signed a number of contracts to provide photovoltaic integration services. Current customers include Centex Homes, where solar is being offered as both a standard and upgrade feature, and Sun Country Builders, who are installing the highest power to usage systems of any multi-family projects in the nation. We acquired the contracts and customers when SPI acquired DRCI.

Products and Services

Solar power products in general are built-up through four stages of production:

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Wafers. A crystalline silicon wafer is a flat piece of crystalline silicon that can be processed into a solar cell. Wafers are usually square or square with rounded corners. A typical size is 152 millimeters by 152 millimeters.

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Cells. A solar cell is a device made from a wafer that converts sunlight into electricity by means of a process known as the photovoltaic effect. Solar cells produce approximately 3.5 watts of power each.

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Modules. A solar module is an assembly of solar cells that have been electrically interconnected and laminated in a physically durable and weather-tight package. A typical solar module can produce from 20 to 300 watts of power and range in size from 2 to 25 square feet. Our typical commercial module will range from 180 to 220 watts.

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Systems. A solar system is an assembly of one or more solar modules that have been physically mounted and electrically interconnected by cables, meters and inverters to produce electricity. Typical residential on-grid systems produce 2,000 to 6,000 watts of power.

We intend to make solar modules and systems our primary products. We believe our modules will be competitive with other products in the marketplace and will be certified to international standards of safety, reliability and quality. If our development programs are successful, we expect to continue to increase the conversion efficiency and power of our solar modules as we expand our manufacturing capacity and increase our efficiencies through ongoing process improvement.

Intellectual Property

We rely and will continue to rely on trade secrets, know-how and other unpatented proprietary information in our business. We are in process of registering the following trademarks: Solar Power, Inc, the Solar Power, Inc. logo, International Assembly Solutions, Ltd. and IAS, Ltd. (the “Marks”) for use with our solar power products. In addition, we have two provisional patents pending for certain proprietary technologies.

Competition

The solar power market is intensely competitive and rapidly evolving. Our competitors have established a market position more prominent than ours, and if we fail to secure our supply chain, attract and retain customers and establish a successful distribution network for our solar power products, we may be unable to increase our sales and market share. We compete with major international and domestic companies. Our major systems integration competitors include SunPower/Powerlight, SPG Solar, Akeena Solar, Sun Edison, Global Solar plus numerous regional players, and other similar companies primarily located in California and New Jersey. Manufacturing competitors include multinational corporations such as BP Solar, Kyocera Corporation, Mitsubishi, Solar World AG, Sharp Corporation, SunPower/Powerlight and Sanyo Corporation. We also expect that future competition will include new entrants to the solar power market offering new technological solutions. Further, many of our competitors are developing and are currently producing products based on new solar power technologies, including other crystalline silicon ribbon and sheet technologies, that we believe will ultimately have costs similar to, or lower than, our projected costs.

We believe that the cost and performance of our technologies, products and services will have advantages compared to competitive technologies, products and services. Our products offer the reliability, efficiency and market acceptance of other crystalline silicon products. We believe our technological process provides lower manufacturing costs resulting from significantly more efficient material usage and fewer processing steps, particularly in module fabrication.

The entire solar industry also faces competition from other power generation sources, both conventional sources as well as other emerging technologies. Solar power has certain advantages and disadvantages when compared to other power generating technologies. The advantages include the ability to deploy products in many sizes and configurations, to install products almost anywhere in the world, to provide reliable power for many applications, to serve as both a power generator and the skin of a building and to eliminate air, water and noise emissions. Whereas solar generally is cost effective for off-grid applications, the high up-front cost of solar relative to most other solutions is the primary market barrier for on-grid applications. Furthermore, unlike most conventional power generators, which can produce power on demand, solar power cannot generate power where sunlight is not available, although it is sometimes matched with battery storage to provide highly reliable power solutions.

Manufacturing and Assembly Capabilities

We believe that our experience and existing operations in China gives us a competitive advantage in the photovoltaic market. Due to the various costs associated with both silicon and subsequent wafer processing, the high cost of solar products has rendered them unmarketable in some geographic areas. The stated goal for some time in the photovoltaic industry has been to reduce manufacturing costs to allow prices to drop to a point where rebates and subsidies are no longer a necessity. We feel our vertically integrated China-based model takes a major step towards the lessening of the rebate dependency.

Our principal manufacturing objective is to provide for large-scale manufacturing and assembly of our solar power products at low costs that will enable us to penetrate price-sensitive solar power markets. Our 123,784 square foot campus in NanYue, Shenzhen, Peoples Republic of China (PRC) includes approximately 101,104 square feet of manufacturing space. The Shenzhen facility will include a complete line of equipment to manufacture cable harnesses and mechanical assemblies, including solar cells, modules and inverters. Additional equipment will test and verify product functionality and performance standards. We expect this facility to have a total capacity of approximately 50 megawatts per year if operated at full capacity.

Suppliers

A substantial portion of our product costs will stem from the purchase of components and raw materials. Raw materials are principally comprised of glass, aluminum frames, sheet metal, eva bonding materials, copper tabs, and wiring. Components include solar cells, printed circuit boards, electrical connectors, junction boxes, molded plastic parts and packaging materials. These are purchased from a variety of suppliers. We will be dependent on certain key suppliers for sole source supplies of customer specified items. We intend to base component orders on received purchase orders in an effort to minimize our inventory risk by ordering components and products only to the extent necessary. However, in certain circumstances due to priorities of lead times, we may occasionally purchase components and/or a raw material based on rolling forecasts or anticipated orders following a risk assessment.

Certain components may be subject to limited allocation by certain of our suppliers. In our industry, supply shortages and delays in deliveries of particular components have resulted in curtailed production, or delays in production of assemblies using scarce components or higher component costs. These supply shortages may contribute to an increase in our inventory levels and/or a reduction in our margins. We expect that shortages and delays in deliveries of some components will continue to impact our industry, and we are striving to develop multiple sources of supply where possible.

Sales and Marketing

We intend to bring our solar power products to market by utilizing strategic company-owned store operations and establishing a national Franchise network.

Company-Owned Stores. Company-owned store operations will market, sell and install our products within a locally defined geographic area. We expect to offer superior products and services than our competitors at a value that is recognized by our customer base. We should be able to add significant value by providing a reliable product source for all modules and balance of system items, by designing complete PV systems that include all modules and associated electronics, structures and wiring systems, and by providing expertise and assistance with complex governmental permit processing and rebate program administration.

Company-owned store operations intend to work directly with all regional and national commercial and residential land use companies. We intend to provide national account representatives who will establish long-term relationships with these prime customers. Our company-owned store team is designed to provide reliable product sourcing, PV system designs and reviews, permit and rebate assistance, media and public relations recognition and co-marketing opportunities. In essence, we intend to strive to provide a one-stop shopping experience for these large volume customers. We intend to initially establish stores in California and then expand to several other geographic locations in the United States.

Franchising. Outside of company-owned store operations, we intend to work with Franchisee partners who will have exclusive geographical territories that include specific application focus. Regional company-owned stores intend to provide consistent and reliable product supply, expertise on PV system designs and reviews, assistance with all permits and rebate programs, and extensive marketing and sales support. We believe that by franchising we will be able to accomplish the following:

•	Build a national brand

•	Leverage the brand quickly

•	Leverage sales and marketing both regionally and nationally

•	Develop consistency in installation, training and service

•	Access national accounts through corporate programs rather than regional programs

•	Provide consistent marketing schemes, materials, and programs with national sales teams

Other Mediums. We intend to market our products through trade shows, on-going customer communications, promotional material, our web site, direct mail and advertising. Our staff will provide customer service and applications engineering support to our distribution partners while also gathering information on current product performance and future product requirements.

Employees

As of December 29, 2006, we had approximately 104 full-time employees, including approximately 3 engaged in research and development and approximately 83 engaged in manufacturing, the majority of which are employed through our subsidiary in China. None of our employees is represented by a labor union nor are we organized under a collective bargaining agreement. We have never experienced a work stoppage and believe that our relations with our employees are good.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Except for statements of historical facts, this section contains forward-looking statements involving risks and uncertainties. You can identify these statements by forward-looking words including “believes,” “considers,” “intends,” “expects,” “may,” “will,” “should,” “forecast,” or “anticipates,” or the negative equivalents of those words or comparable terminology, and by discussions of strategies that involve risks and uncertainties. Forward-looking statements are not guarantees of our future performance or results, and our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors.” This section should be read in conjunction with our consolidated financial statements.

The following discussion regarding SPI and DRCI financial statements should be read in conjunction with the financial statements of SPI and DRCI included this Form 8-K. Reference to “we”, “our”, or “us” in this section refers historically to the operations of SPI and DRCI, and prospectively to the consolidated operations.

Overview

We are currently engaged in manufacturing cable, wire and mechanical assemblies and in designing, manufacturing, and distributing complete photovoltaic systems for industrial, commercial and residential facilities located primarily in the United States. Our operations are conducted through our wholly owned subsidiary, SPI, and its wholly-owned subsidiaries located in California and in China. We are in the process of expanding our distribution by developing a franchise operation to design and install solar power systems.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition presented in this section are based upon our financial statements, which have been prepared in accordance with generally accepted accounting principles generally accepted in the United States of America (“U.S. GAAP”). During the preparation of our financial statements we are required to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates and judgments, including those related to sales returns, pricing concessions, bad debts, inventories, investments, fixed assets, intangible assets, income taxes and other contingencies. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under current conditions. Actual results may differ from these estimates under different assumptions or conditions.

Business Combinations

We account for business combinations in accordance with Financial Accounting Standards Board (“FASB”) Statement (“SFAS”) No. 141, Business Combinations. On December 29, 2006, we completed the merger contemplated by the certain Agreement and Plan of Merger dated August 23, 2006, as amended by that certain First Amendment to the Agreement and Plan of Merger dated October 4, 2006, Second Amendment to the Agreement and Plan of Merger dated December 1, 2006, and Third Amendment to the Agreement and Plan of Merger dated December 21, 2006 (collectively, the “Agreement”), by and among us, Solar Power, Inc., a California corporation (“SPI”), and our wholly-owned subsidiary, Welund Acquisition Corp., a Nevada corporation (“Merger Sub”) as previously reported on Current Reports on Form 8-K filed with the SEC on August 29, 2006, October 26, 2006, December 6, 2006, and December 22, 2006, pursuant to which our Merger Sub merged with and into SPI with SPI surviving as our wholly owned subsidiary (the “Merger”).

Revenue Recognition

The Company recognizes revenue from product sales in accordance with Staff Accounting Bulletin (SAB) No. 104 “Revenue Recognition in Financial Statements.” SAB No. 104 requires that revenue be recognized when all of the following conditions are met:

•	Persuasive evidence of an arrangement exists,

•	Delivery has occurred or services have been rendered,

•	Price to the customer is fixed or determinable, and

•	Collectability is reasonably assured.

Sales of goods are recognized when title of goods sold has passed to the purchaser, which is generally at the time of shipment. Customers do not have a general right of return on products shipped. Processing fees, relating to assemblies of cables, wires and mechanicals, are recognized when services are rendered. Service fees, relating to photovoltaic installation and integration are recognized on the percentage of completion method when major system components have been delivered and installed.

Accounts Receivable

To establish our allowance for doubtful accounts, we perform credit evaluations of our customers’ financial condition, along with analyzing past experience, and make provisions for doubtful accounts based on the outcome of our credit valuations and analysis. We evaluate the collectibility of our accounts receivable based on specific customer circumstances, current economic trends, historical experience with collections, and the age of past due receivables. We believe the allowances that we have established (nil) are adequate under the circumstances; however, a change in the economic environment or a customer’s financial condition could cause our estimates of allowances and, consequently, the provision for doubtful accounts, to change.

Inventories

We plan inventory procurement and production based on orders received, forecasted demand and supplier requirements. Inventories are stated at the lower of cost or market. Cost is determined on a standard cost basis. Costs included in the valuation of inventory are labor, materials (including freight and duty) and manufacturing overhead. Provisions are made for obsolete or slow moving inventory based on management estimates. We write down inventories for estimated obsolescence based on the difference between the cost of inventories and the net realizable value based upon estimates about future demand from customers and specific customer requirements on certain projects.

Income Taxes

Pursuant to SFAS No. 109, “Accounting for Income Taxes,” income taxes are recorded based on current year amounts payable or refundable, as well as the consequences of events that give rise to deferred tax assets and liabilities. We base our estimate of current and deferred taxes on the tax laws and rates that are currently in effect in the appropriate jurisdiction. Changes in laws or rates may affect the current amounts payable or refundable as well as the amount of deferred tax assets or liabilities.

Recent Accounting Pronouncement

In June 2006, the FASB Interpretation Number 48 (FIN 48), “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” was issued. The interpretation contains a two step approach to recognizing and measuring uncertain tax positions accounted for in accordance with SFAS No. 109. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. The interpretation is effective for fiscal years beginning after December 15, 2006 (for SPI the calendar year beginning January 1, 2007). The Company has not yet analyzed if there will be an impact of this interpretation on its financial condition, results of operations, cash flows or disclosures.

Recent Events

On December 28, 2006, prior to the Merger, SPI acquired several contracts and a list of prospects from Sundance Power, LLC. SPI paid an up front deposit of $75,000 in cash and issued 75,000 shares of restricted common stock of SPI. An additional $175,000 in cash and $175,000 in stock can be earned by the Sundance Power, LLC shareholders based upon the successful performance of the contracts acquired.

On December 29, 2006, the merger with SPI was completed and as a result SPI became our wholly owned subsidiary. The merger resulted in a change of control in our management. Our directors now consist of Mr. Kircher, Mr. Kelley, Mr. Cohan, Mr. Nyman, and Mr. Regan and our executive officers consist of Mr. Kircher and Mr. Carnahan. In connection with the merger, we issued the existing shareholders of SPI an aggregate of 14,500,000 shares of our restricted common stock and substituted 2,000,000 restricted stock awards and options of SPI with our restricted stock awards and options to purchase shares of our common stock.

As a result of the Merger, all amounts of indebtedness owed to us by SPI, totaling $3,746,565, have been eliminated through consolidation.

RESULTS OF OPERATION

For the Period from January 18, 2005 through September 30, 2005

Net revenue - For the period from January 18, 2005 (date of inception) through September 30, 2005, SPI has recognized revenues of $1,163,273, principally from manufacturing cable, wire and mechanical assemblies. For the nine month period from January 1, 2006 to September 30, 2006, SPI has recognized revenues of $3,304,890 principally from manufacturing cable, wire and mechanical assemblies as well as from distributing and installing complete photovoltaic systems. This 184% year over year growth was attributed to both increased sales opportunities for the manufacturing segment and by new sales opportunities generated by our DRCI acquisition. By virtue of controlling, operating, funding and assuming all obligations, we have included the revenues from our DRCI acquisition for the four months from June 1, 2006, through September 30, 2006.

Cost of revenue - Cost of revenue for the from January 18, 2005 through September 30, 2005 totaled $325,558 compared to $1,876,281 for the nine-months ended September 30, 2006. Total cost of revenue was 28.0% and 57.0%, respectively for the comparable periods. The increase reflects a change in our manufacturing product line mix related to photovoltaic systems.

Selling, general and administrative expenses-During the period from January 18, 2005 (date of inception) through September 2005, SPI has incurred selling, general and administrative expenses totaling $676,432, principally consisting of employee compensation, travel, insurance, consulting fees, and rent expense. In comparison, for the period from January 1, 2006 to September 30, 2006, SPI has incurred $1,338,217, reflecting a 97.8% increase from the prior year. The increase can be attributed to acquiring additional resources to focus on building the distribution and installation of our photovoltaic systems.

Net income - Our net income for the eight-month period from January 18, 2005 (date of inception) through September 30, 2005, was $121,052. In comparison, for the period from January 1, 2006 to September 30, 2006, SPI recorded $223,960 in net income. This was an 85.0% increase over the prior period with more volume covering our fixed overhead.

LIQUIDITY AND CAPITAL RESOURCES

We generated net income of $223,960 for the nine months ended September 30, 2006 and $121,052 for the period from January 18, 2005 through September 30, 2005. We also have accumulated earnings of$109,376 as of September 30, 2006.

During the nine months ended September 30, 2006 we experienced a decrease in cash and cash equivalents of $18,359. The components of the decrease were cash used in operating activities of $1,640,944, cash used in investing activities of $120,363 offset by cash from financing activities of $1,725,000. The major component of cash used in operating activities was an increase in accounts receivable of $1,518,260. Cash used in investing activities was $120,363 for the purchase of plant and equipment. The $1,742,948 generated from financing activities consisted of $1,725,000 from affiliate loans and $17,948 from capital contributions.

Cash used in operations was influenced primarily by revenue growth through the increase in accounts receivable, inventory and accounts payable.

Accounts receivable, net

Our accounts receivable, net of allowances, were $1,572,943 and $54,683 for the periods ended September 30, 2006 and 2005 respectively. However, in this comparative period the contributing factor to increased accounts receivable was increased sales.

Inventories

Our inventory levels increased $1,022,648 to $1,102,975 for the periods ended September 30, 2006 and 2005, respectively. We attribute this increase to purchases of material to ramp our solar business unit.

Accounts payable

Our accounts payable increased $409,011 to $491,198. We attribute this increase to our increased inventory levels associated with the ramping of our solar business unit.

Since inception, we have financed our operations primarily through the private placement of our equity securities. Our plan and focus for the next twelve months will be setting up our manufacturing facility, building our products, generating new customers, and organizing a distribution model through a franchise network. We believe we will need approximately $2,900,000 to continue operations for the next twelve months. The Company and its subsidiaries have successfully completed two private placements of the Company’s stock in 2006 with gross proceeds of $16,000,000. With the proceeds from the private placements, we believe we have sufficient working capital to satisfy our working capital requirements to fund operations at their anticipated levels for the foreseeable future. As of December 31, 2006, we had approximately $11,479,000 in cash and cash equivalents.

Based on our current business environment, management believes that in order to execute on our business growth strategy, we will require additional working capital, commensurate with the operational needs of our recently acquired companies and target companies we may pursue. Such working capital will most likely be obtained through equity financings until such time as acquired operations are integrated and producing revenue in excess of operating expenses. There are no assurances that we will be able to raise the required working capital on favorable terms, or that such working capital will be available on any terms when needed.

1. Liquidity. Currently, the supply of solar panels has been constrained. As a result, SPI has had to be proactive in obtaining enough short-term supply to meet several near-term contract installation dates. All panel purchases have been prepaid before the manufacturer would ship the product. On numerous occasions, SPI has ordered its projected supply several months in advance. This inventory build up has an adverse affect on cash flow and carries a pricing risk if the available supply of solar panels decreases significantly

2. Capital Resources. The company has successfully completed twp private placement offerings, raising gross proceeds of $16,000,000 in the process. For the current year, SPI borrowed funds from Welund to meet its working capital requirements. After the merger, the company expects to deploy proceeds from the recent offering by expanding our China manufacturing facility, by ramping our sales, marketing and integration resources, and by targeting strategically important acquisitions and joint ventures. We expect to obtain additional capital resources by selling territorial franchise rights and by obtaining debt or receivable financing. In the short term we do not expect any material change in the mix or relative cost of our capital resources.

3. We are using our current cash flow to ramp up our manufacturing capacity to build photovoltaic (PV) products and to expand the distribution and installation of solar systems. This growth process requires a significant allocation of working capital to fulfill our goals. Cash not used for working capital may be allocated to financing activities that support the sales process. One option is to enter into leasing arrangements with certain customers. In these arrangements, the Company would finance the purchase and installation of a PV system on the customer’s premises in return for a multi-year agreement to sell the power generated back to the customer. At the end of the term, the customer would have the option to purchase the entire system at a pre-determined price or continue with a new agreement. During the agreements term, all rebate and tax benefits would accrue to us. We anticipate packaging these leasing arrangements and selling them to outside investors.

Capital Expenditures

The following table outlines payments due under our significant contractual obligations over the periods shown, exclusive of interest:

Contractual Obligations at December 29, 2006	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long term debt
Loan payable	$ 245,000	$245,000	-	-	-
Loan payable - related party	$ 335,000	$335,000	-	-	-
	$ 580,000	$580,000	-	-	-
Lease obligations
Shenzhen factory	$ 493,200	$164,400	$283,133	-	-
Granite Bay corporate office	$ 252,460	$ 81,816	$170,644	-	-
Shenzhen housing	$ 54,216	$ 17,136	$ 37,080	-	-
	$ 799,876	$263,352	$536,524	-	-
Capital expenditures
Shenzhen factory renovations	$ 113,268	$113,268	-	-	-
Total contractual obligations	$1,493,144	$956,620	$536,524	-	-

The above table outlines our obligations as of December 29, 2006 and does not reflect any changes in our obligations that have occurred after that date.

Off-Balance Sheet Arrangements

At December 29, 2006, we did not have any transactions, obligations or relationships that could be considered off-balance sheet arrangements.

DESCRIPTION OF PROPERTY

Our manufacturing facilities consist of 123,784 square feet, including 100,104 square feet of factories and 23,680 square feet of dorms, situated in an industrial suburb of Shenzhen, Southern China known as Long Gang. Only the state may own land in China. Therefore, we lease the land under our facilities, and our lease agreement gives us the right to use the land until July 31, 2009 at an annual rent of $164,400.  We have an option to renew this lease for three additional years on the same terms.

Our corporate headquarters are located in Granite Bay, California in a space of 3,896 square feet. The lease expires in July 2009, and the rent is currently $81,816 per year for the first year, $84,153 for the second year, and $86,491 for the remainder of the lease.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of December 31, 2006 certain information relating to the ownership of our common stock by (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of the class of equity security, (ii) each of our Directors, (iii) each of the our executive officers, (iv) certain executive officers of our subsidiary, and (v) all of our executive officers and directors as a group. Except as may be indicated in the footnotes to the table and subject to applicable community property laws, each of such persons has the sole voting and investment power with respect to the shares owned.

Name and Address of Beneficial Owner (1)	Shares Beneficially Owned	Percentage Beneficially Owned
Stephen C. Kircher; Chief Executive Officer, Secretary and Director 4080 Cavitt Stallman Road, Suite 100 Granite Bay, CA 95746	8,125,000(2)	25.16%

Glenn E. Carnahan, Chief Financial Officer 4080 Cavitt Stallman Road, Suite 100 Granite Bay, CA 95746	75,000(3)	*

Larry D. Kelley, Director 4080 Cavitt Stallman Road, Suite 100 Granite Bay, CA 95746	525,000(4)	1.63%

D. Paul Regan, Director 4080 Cavitt Stallman Road, Suite 100 Granite Bay, CA 95746	125,000(13)	*

Timothy B. Nyman, Director 8 Surf Drive Bristol, RI 02809	475,000(13)	1.47%

Ron Cohan, Director 4080 Cavitt Stallman Road, Suite 100 Granite Bay, CA 95746	125,000(5)	*

Bradley J. Ferrell (6) 4080 Cavitt Stallman Road, Suite 100 Granite Bay, CA 95746	1,525,000(7)	4.72%

Alan M. Lefko (8) 4080 Cavitt Stallman Road, Suite 100 Granite Bay, CA 95746	27,500(9)	*

All Executive Officers and Directors as a Group	11,002,500	33.90%

Reid S. Walker, G. Stacy Smith and Patrick P. Walker(10) c/o Walker Smith Capital 300 Crescent Court, Suite 1111 Dallas, TX 75201	2,500,000	7.75%

Steven CY Chang (11) c/o CID Group 28th Fl., 97 Tun Hwa S. Rd., Sec. 2 Taipei 106, Taiwan	2,000,000	6.22%

Gerald R. Moore (12) 4080 Cavitt Stallman Road, Suite 100 Granite Bay, CA 95746	4,125,000	12.77%

All Beneficial Owners of more than 5% of outstanding shares as a Group	8,625	26.81%

* Less than 1%

(1)
Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Pursuant to the rules of the SEC, shares of Common Stock which an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be beneficially owned and outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

(2)
Includes 2,000,000 shares issued in the names of trusts established for the benefit of Mr. Kircher’s two sons, to each of which Mr. Kircher is the trustee. Also includes 25,000 shares underlying options, to the extent exercisable within 60 days.

(3)	Includes 25,000 shares underlying options, to the extent exercisable within 60 days.

(4)
Includes 500,000 shares issued in the name of trust, to which Mr. Kelley is the trustee. Also includes 25,000 shares of common stock granted as restricted stock awards, of which 6,250 have vested and 18,750 are subject to vesting and forfeiture conditions.

(5)
Includes 100,000 shares issued in the name of trust, to which Mr. Cohan is a trustee. Also includes 25,000 shares of common stock granted as restricted stock awards, of which 6,250 have vested and 18,750 are subject to vesting and forfeiture conditions.

(6)	Mr. Ferrell is the Chief Operating Officer of SPI, our wholly owned subsidiary.

(7)	Includes 25,000 shares underlying options, to the extent exercisable within 60 days.

(8)	Mr. Lefko is the Vice President of Finance of SPI, our wholly owned subsidiary.

(9)	Includes 15,000 shares issued in the name of trust, to which Mr. Lefko is a trustee. Also Includes 12,500 shares underlying options, to the extent exercisable within 60 days.

(10)
Consists of 710,000 shares issued in the name of WS Opportunity Fund International, Ltd.; 445,000 shares issued in the name of Walker Smith International Fund, Ltd.; 421,000 shares issued in the name of WS Opportunity Fund, L.P.; 369,000 shares issued in the name of WS Opportunity Fund (QP), L.P.; 330,000 shares issued in the name of Walker Smith Capital (QP), L.P.; 173,000 shares issued in the name of HHMI Investments, L.P.; and 52,000 shares issued in the name of Walker Smith Capital, L.P. WS Capital, LLC (“WS Capital”) is the general partner of WS Capital Management, L.P. (“WSC Management”), which is the general partner of Walker Smith Capital, L.P and Walker Smith Capital (QP) L.P., the investment manager and agent and attorney-in-fact for Walker Smith International Fund, Ltd., and the investment manager for HHMI Investments, L.P. WSV Management, LLC (“WSV”) is the general partner of WS Ventures Management, LP (“WSVM”), which is the general partner of Walker Smith Opportunity Fund, L.P and WS Opportunity Fund (QP) LP and the investment manager and agent and attorney-in-fact for WWS Opportunity Fund International, Ltd. Reid S. Walker and G. Stacy Smith are principals of WS Capital and WSV, and Patrick P. Walker is a principal of WSV.

(11)
Consists of 750,000 shares issued in the name of Asia Pacific Genesis Venture Capital Funds Ltd.; 500,000 shares issued in the name of Sekai Capital Ltd.; 222,260 shares issued in the name of Global Vision Venture Capital Co., Ltd; 135,343 shares issued in the name of Asia Pacific Century Venture Capital Ltd.; 95,732 shares issued in the name of China Power Venture Capital Co., Ltd; 70,893 shares issued in the name of C&D Capital Corp.; 53,165 shares issued in the name of Nien Hsing International (Bermuda) Ltd.; 48,394 shares issued in the name of Asiagroup Worldwide Limited; 39,922 shares issued in the name of STAR Pacific Worldwide Limited; 31,931 shares issued in the name of A&D Capital Corp.; 28,948 shares issued in the name of J&D Capital Corp.; and 23,412 shares issued in the name of CAM-CID Asia Pacific Investment Corp. Mr. Chang is President of the foregoing entities and is deemed to control all of their respective shares holdings.

(12)	Includes 25,000 shares underlying options, to the extent exercisable within 60 days.

(13)	Includes 25,000 shares of common stock granted as restricted stock awards, of which 6,250 have vested and 18,750 are subject to vesting and forfeiture conditions.

DIRECTORS, EXECUTIVE OFFICERS,
PROMOTERS AND CONTROL PERSONS

Directors, Executive Officers and Significant Employees

The following table sets forth the names and ages of our current directors, executive officers, significant employees, the principal offices and positions with us held by each person and the date such person became our director, executive officer or significant employee. Our executive officers are appointed by our Board of Directors. Our directors serve until the earlier occurrence of the appointment of his or her successor at the next meeting of stockholders, death, resignation or removal by the Board of Directors. There are no family relationships among our directors, executive officers, director nominees or significant employees.

Person	Age	Position

Stephen C. Kircher	53	Chairman of the Board of Directors, Chief Executive Officer

Larry D. Kelley	61	Director

Timothy B. Nyman	55	Director

Ronald A. Cohan	65	Director

D. Paul Regan	60	Director

Glenn E. Carnahan	43	Chief Financial Officer

Bradley J. Ferrell	30	Chief Operating Officer of SPI

Alan M. Lefko	59	Vice President, Finance of SPI

Todd Lindstrom	39	Vice President, Operations of SPI

Our Directors and Executive Officers

Stephen C. Kircher has served as the Chairman of our Board of Directors since September 2006. Mr. Kircher has served as our Chief Executive Officer and President since December 29, 2006. Mr. Kircher served as the Chief Executive Officer and Chairman of the Board of Directors of SPI since its inception in May 2006. Just prior to forming SPI, Mr. Kircher served as a consultant to International DisplayWorks, Inc. from December 2004 through April 2006. Previously, Mr. Kircher served as the Chairman and Chief Executive Officer of International DisplayWorks, Inc. from July 2001 until December 2004. Mr. Kircher has a Bachelor of Arts degree from the University of California, San Diego. He is currently serving as a director for JM Dutton & Associates.

Larry D. Kelley has served as our director since December 29, 2006. Mr. Kelley has served as a director of SPI since August 2006. Mr. Kelley is President and partner of McClellan Business Park, LLC. Mr. Kelley has been and is the President and Chief Executive Officer of Stanford Ranch I, LLC, a 3,500-acre master planned community in Rocklin, California. Mr. Kelley has been involved in real estate for twenty-nine years. Previously he spent ten years with US Home Corporation, one of the nation’s largest homebuilders. In his capacity as President of Community Development, he was responsible for the acquisition, development and marketing of numerous master-planned communities in ten states. Mr. Kelley has a Bachelors of Science in Industrial Engineering at Texas A&M. In addition, he has a Masters of Business Administration at Harvard Business School.

Timothy B. Nyman has served as our director since December 29, 2006. Mr. Nyman is the Senior Vice President of Global Services at GTECH Corporation, the world’s leading operator of online lottery transaction processing systems.  Mr. Nyman joined GTECH Corporation in 1981 and formerly served as its Vice President of Client Services. In 1979, Mr. Nyman went to work with the predecessor company of GTECH Corporation, which was the gaming division of Datatrol, Inc.  In his twenty-three years with GTECH and its predecessors, Mr. Nyman has held various positions in operations and marketing.  He has directed a full range of corporate marketing activities and participated in the planning and installation of new online lottery systems domestically and internationally.  Mr. Nyman received a Bachelor of Science degree in Marketing, Accounting and Finance from Michigan State University.

Ronald A. Cohan has served as our director since December 29, 2006. Mr. Cohan has served as consulting counsel to GTECH Corporation since 2002. From 1995, Mr. Cohan has served as a consultant to High Integrity Systems, Inc., a subsidiary of Equifax Inc. Prior to that, Mr. Cohan joined the San Francisco law firm of Pettit & Martin as an Associate in 1968 and was admitted as a Partner in 1972. He opened the Los Angeles office of Pettit & Martin in October of 1972 and was partner in charge until March of 1983. Mr. Cohan left Pettit & Martin in February of 1992 and became principal of his own law firm. Mr. Cohan has specialized in government procurement matters for various institutional clients such as Honeywell, 3M, Mitsui, Centex, Equifax and GTECH. Mr. Cohan received a Bachelor of Arts degree from Occidental College in 1963 and a Juris Doctor degree in 1966 from the School of Law (Boalt Hall), University of California, Berkeley.

D. Paul Regan has served as our director since December 29, 2006. Mr. Regan currently serves as President and Chairman of Hemming Morse, Inc., CPAs, Litigation and Forensic Consultants. This 95 person CPA firm is headquartered in San Francisco. He has been with Hemming Morse since 1975. Mr. Regan’s focus at Hemming Morse is to provide forensic consulting services primarily in civil litigation. He has testified as an accounting expert for the U.S. Securities & Exchange Commission, various State Attorney Generals, other government agencies and various public companies. He has served on the Board of Directors of the California Society of Certified Public Accountants and was the Chair of this 29,000-member organization in 2004 and 2005. He is a current member of the American Institute of Certified Public Accountant’s governing Council. Mr. Regan has been a Certified Public Accountant since 1970. He holds both a BS and MS degrees in accounting.

Glenn E. Carnahan has served as our Chief Financial Officer since December 29, 2006. Mr. Carnahan has served as the Chief Financial Officer of SPI since May 2006. Previously, Mr. Carnahan served as the Chief Financial Officer of Moller International, a research and development firm that produces the Skycar, a personal vertical take-off and landing vehicle. In 2001, Mr. Carnahan founded IBC Onsite Solutions, Inc. (IBC), a software development firm specializing business management for the construction services industry. While at IBC, he held a variety of financial and operational roles. Mr. Carnahan also served as Chief Financial Officer for Signet Testing Labs, Inc., a construction services and engineering company, from 1997 to 2000. His significant contributions enabled the company to double its revenues during his tenure. Mr. Carnahan worked for the Coca Cola Enterprises (CCE) from 1994 to 1997. While at CCE, he conducted numerous financial studies including a complex activity-based cost study for Safeway’s Strategic Category Optimization Plan. Finally, Mr. Carnahan held different financial roles for the Robert Mondavi Corporation from 1992 to 1994. Mr. Carnahan earned his Master in Business Administration from the University of Notre Dame and his Bachelor of Arts in Economics from the University of California, Davis.

Bradley J. Ferrell has served as Chief Operating Officer and Senior Vice President, Marketing and Sales of SPI, since August 2006. Since 2003, Mr. Ferrell was the Vice President of Sales and Marketing for International DisplayWorks, Inc. (IDW). In this role, he directed worldwide sales where grew revenue from $10 million in 2001 to over $100 million in FY 2006. Mr. Ferrell began working for IDW in 2001 as a Production Coordinator with the primary focus on Hong Kong and China operations. In 2002, he was appointed Domestic Sales Manager. Prior to joining IDW, Mr. Ferrell worked as an analyst in the technology sector of a brokerage firm. Mr. Ferrell received his Bachelor of Arts in Economics from Southern Methodist University.

Alan M. Lefko has served as Vice President of Finance of SPI since December 2006. From July 2004 through December 2006 Mr. Lefko served as Vice President Finance and Corporate Secretary of International DisplayWorks, Inc, a manufacturer of liquid crystal displays and display modules. From February 2000 to July 2004 Mr. Lefko was Corporate Controller if International DisplayWorks, Inc. From July 1999 to January 2000, Mr. Lefko was the Chief Financial Officer of The Original Bungee Company (“Bungee”) in Oxnard, California, a manufacturer and distributor of stretch cord and webbing products. Mr. Lefko was responsible for the reorganization of Bungee’s financing structure, establishment of an asset based lending program and implementation of cost accounting systems and controls. From 1989 to 1999, Mr. Lefko served as Chief Financial Officer and Controller of Micrologic, a manufacturer and distributor of Global Positioning Systems and Vikay America, Inc., a subsidiary of Vikay Industrial (Singapore) Limited, based in Chatsworth, California. Mr. Lefko has a BA degree in Business Administration and Accounting from California State University, Northridge, California.

Todd Lindstrom has served as the Vice President of Operations, of SPI, since November 2006. Mr. Lindstrom brings over 18 years of experience in construction and construction-related industries to Solar Power, Inc. For the last several years, Mr. Lindstrom has been directly involved in the development of over $80 million of photovoltaic solar projects for commercial, residential and government clients throughout California. From 1999 to 2001, Mr. Lindstrom worked nationally as Vice President of Dealer Relations for CarsDirect.com. As a founding employee, Mr. Lindstrom was directly involved in the growth of this company from four employees to 625 employees, and over $250 million in annual sales. In 1990 Mr. Lindstrom started his own construction company. To enhance his construction company, Mr. Lindstrom purchased a Floor Coverings International (FCI) franchise, which he quickly developed into the second largest volume franchise in the FCI system. Mr. Lindstrom is an alumnus of California State University, Sacramento where he focused on Marketing and Public Relations.

EXECUTIVE COMPENSATION

Summary Compensation

For the fiscal year ended December 31, 2005, Mr. Robert Freiheit was our sole director and Chief Executive Officer. Until Mr. Freheit’s resignation on August 22, 2006, Mr. Freiheit had been our sole director and Chief Executive Officer since June 9, 2004. None of our former directors and officers has received any compensation for their services rendered as officers and directors, and have not accrued any compensation pursuant to any agreement with us. No options or warrants were granted to officers and directors in fiscal years ended December 31, 2004 and 2005.

In connection with the Merger with SPI, we substituted 2,000,000 shares of SPI restricted stock awards and options for options to purchase shares of our common stock at $1.00 per share subject to certain vesting conditions and terms, which included options held by our directors and executive officers. As a result of the substitution of options in the Merger, as of the fiscal year ended December 31, 2006, certain directors and executive officers were issued our restricted stock awards and options to purchase shares of our common stock.

The following table provides information concerning compensation earned by our former and current named executive officers on a post-merger basis, including the options and restricted stock awards substituted in connection with the Merger. A column or table has been omitted if there was no compensation awarded to, earned by or paid to any of the named executive officers or directors required to be reported in such table or column in the respective fiscal year. As of December 31, 2006, no other executive officer was paid in excess of $100,000 in 2005 or 2006.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)

Robert Freheit (1)	2006	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-
Former Chief Executive Officer, Treasurer, Secretary and Director	2005	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-

Steven Strasser (2)	2006	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-
Former President and Director	2005	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-

Terrell W. Smith (3)	2006	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-	$ 57,000(4)	$ 57,000
Former Vice-President Treasurer, and Director	2005	$ -0-	$ -0-	$ 12,500(5)	$ -0-	$ -0-	$ 48,700(6)	$ 61,200

Howard Landa (7)	2006	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-
Secretary and Director	2005	$ -0-	$ -0-	$12,500(5)	$ -0-	$ -0-	$ 25,000(8)	$ 25,000

Stephen C. Kircher (9)	2006	$-0-	$-0-	$ -0-	$ 200,000(10)	$ -0-	$ -0-	$ 200,000
Chief Executive Officer and Director	2005	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-

Glenn E. Carnahan (11)	2006	$-0-	$-0-	$ -0-	$ 200,000(12)	$ -0-	$ -0-	$ 200,000
Chief Financial Officer	2005	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-

Robert Henrichsen(13)	2006	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-
Former Director	2005	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-

Bradley J. Ferrell (14)	2006	$-0-	$-0-	$ -0-	$ 200,000(15)	$ -0-	$ -0-	$ 200,000
Chief Operating Officer of SPI	2005	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-

(1)
Mr. Freheit resigned all of his positions with us on August 22, 2006. Although, no compensation was paid to our former directors and officers, Mr. Freiheit, our former director and Chief Executive Officer has received certain benefits indirectly through servicing fees paid to his affiliates for administering the loan portfolio and for rental of office space. Total rental expense for the three months and nine months ended September 30, 2006 was $6,900 and $20,700, respectively. Total rental expense for the three months and nine months ended September 30, 2005 was $5,400 and $12,600, respectively. In connection with the servicing of the auto loans, the Company pays Accredited Adjusters, LLC, an affiliate of Mr. Freiheit, to service and administer the loans for a monthly fee equal to ½% of the outstanding principal balance. The fee for the three months and nine months ended September 30, 2006 for servicing the loans was $442 and $1,897, respectively. The fee for the three months ended September 30, 2005 and for the period from March 30, 2005 through September 30, 2005 for servicing the loans was $1,445 and $3,209, respectively. During the three months and the nine months ended September 30, 2006, the Company incurred consulting fees with Village Auto, an affiliate of Mr. Freiheit, in the amount of $6,800 and $10,000, respectively.

(2)	On August 9, 2006, Mr. Strasser was appointed as our President and Director. Mr. Strasser resigned all of his positions with us on December 29, 2006.

(3)	On August 9, 2006, Mr. Smith was appointed as our Vice-President, Treasurer and Director. Mr. Smith resigned all of his positions with us on December 29, 2006.

(4)	Reflects other compensation Mr. Smith received in legal fees for legal services provided to us.

(5)	Reflects issuance of 16,667 shares of our common stock to Messrs. Smith and Landa for consulting services rendered to us.

(6)
Reflects other compensation Mr. Smith received in legal fees for legal services provided to us, and also 33,333 shares of common stock issued to Pamplona, Inc., for services. Pamplona, Inc. is an entity controlled by Mr. Landa and Mr. Smith.

(7)	On August 22, 2006, Mr. Landa was appointed as our Director and Secretary. Mr. Landa resigned all of his positions with us on December 29, 2006.

(8)	Reflects other compensation of 33,333 shares of common stock issued to Pamplona, Inc., for services. Pamplona, Inc. is an entity controlled by Mr. Landa and Mr. Smith.

(9)	On September 5, 2006, Mr. Kircher was appointed as our Chairman. On December 29, 2006, Mr. Kircher was appointed as our Chief Executive Officer.

(10)
Reflects substitution options issued to Mr. Kircher for his SPI options in connection with the Merger. The options were originally granted to Mr. Kircher by SPI for his services rendered to SPI. In connection with the substitution, Mr. Kircher was granted 100,000 options to purchase our common stock at an exercise price of $1.00 with a term of 5 years, and 100,000 performance based options at an exercise price of $1.00 which vesting will be determined on December 31, 2010. As of the grant date on December 28, 2006, 25% of the five-year options vested and 25% of the options are scheduled to vest on each anniversary date.

(11)	On December 29, 2006, Mr. Carnahan was appointed as our Chief Financial Officer.

(12)
Reflects substitution options issued to Mr. Carnahan for his SPI options in connection with the Merger. The options were originally granted to Mr. Carnahan by SPI for his services rendered to SPI. In connection with the substitution, Mr. Carnahan was granted 100,000 options to purchase our common stock at an exercise price of $1.00 with a term of 5 years, and 100,000 performance based options at an exercise price of $1.00 which vesting will be determined on December 31, 2010. As of the grant date on December 28, 2006, 25% of the five-year options vested and 25% of the options are scheduled to vest on each anniversary date.

(13)	Mr. Henrichsen was appointed as our director on February 3, 2006. On September 5, 2006 he resigned all of his positions with us.

(14)	Mr. Ferrell is an executive officer of our subsidiary SPI.

(15)
Reflects substitution options issued to Mr. Ferrell for his SPI options in connection with the Merger. The options were originally granted to Mr. Ferrell by SPI for his services rendered to SPI. In connection with the substitution, Mr. Ferrell was granted 100,000 options to purchase our common stock at an exercise price of $1.00 with a term of 5 years, and 100,000 performance based options at an exercise price of $1.00 which vesting will be determined on December 31, 2010. As of the grant date on December 28, 2006, 25% of the five-year options vested and 25% of the options are scheduled to vest on each anniversary date.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the options awards granted to each of the named executive officer identified above in the summary compensation table above pursuant to our Equity Incentive Plan. No stock options were exercised in the last fiscal year.

Outstanding Equity Awards at Fiscal Year-End

	Option	Awards					Stock	Awards
Name	Number of Securities underlying Unexercised Options (#) Exercisable	Number of Securities underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

Robert Freheit	-0-	-0-	-0-	$ -0-	NA	-0-	-0-	-0-	-0-
Steven Strasser	-0-	-0-	-0-	$ -0-	NA	-0-	-0-	-0-	-0-
Terrell W. Smith	-0-	-0-	-0-	$ -0-	NA	-0-	-0-	-0-	-0-
Howard Landa	-0-	-0-	-0-	$ -0-	NA	-0-	-0-	-0-	-0-
Stephen C. Kircher	25,000 (1)	-0-	175,000 (1)	$ 1.00	12/28/2011	-0-	-0-	-0-	-0-
Glenn Carnahan	25,000 (1)	-0-	175,000 (1)	$ 1.00	12/28/2011	-0-	-0-	-0-	-0-
Bradley Ferrell	25,000 (1)	-0-	175,000 (1)	$ 1.00	12/28/2011	-0-	-0-	-0-	-0-

(1) Reflects substituted options issued in connection with the Merger. Options were originally issued to respective named executive officers by SPI and as a result of the Merger, the named executive officers received options to purchase shares of our common stock as a substitution for his options to purchase shares of SPI common stock. In connection with the substitution, Messrs. Kircher, Carnahan and Ferrell were each granted 100,000 five-year options to purchase our common stock at an exercise price of $1.00. As of the grant date on December 28, 2006, 25% of the options vested and 25% of the options are scheduled to vest on each anniversary date. Also in connection with the substitution, Messrs. Kircher, Carnahan and Ferrell were each granted 100,000 option to purchase common stock at an exercise price of $1.00 per share, which options shall vest at either 0% or 100% o December 31,2010, depending on whether certain cumulative revenue goals were met over the four year period. The fair market value of the 200,000 options on the grant date was $200,000.

Employment Agreements

We do not currently have any employment agreements with our executive officers. However, we anticipate having employment contracts with executive officers and key personnel as necessary, in the future.

Compensation of Directors

Our Directors did not receive any cash compensation, but were entitled to reimbursement of our reasonable expenses incurred in attending directors’ meetings. However, at the discretion of our Board of Directors, we may periodically issue stock options under our stock option plan to directors.

The Directors of SPI receive a board compensation package consisting of $3,000 per quarterand initial restricted stock award grant of 25,000 shares of common stock subject to vesting and forfeiture restrictions, and annual committee fees of $5,000 for the Audit Chair, $2,500 for the Audit Vice Chair, $3,000 for the Compensation Chair and $3,000 for the Nominating Chair. Any compensation or grants made to our Chairman of the Board and Chief Executive Officer, Mr. Kircher, are disclosed above in the Summary Compensation Table. The following table sets forth compensation paid to our non-executive directors as of the fiscal year ended December 31, 2006.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation ($)	All Other Compensation ($)	Total ($)
Timothy B. Nyman	-0-	25,000 (1)	-0-	-0-	-0-	-0-	25,000
Ronald Cohan	-0-	25,000 (1)	-0-	-0-	-0-	-0-	25,000
D. Paul Regan	-0-	25,000 (1)	-0-	-0-	-0-	-0-	25,000
Larry D. Kelley	-0-	25,000 (1)	-0-	-0-	-0-	-0-	25,000

(1) Reflects substituted awards of restricted stock issued in connection with the Merger. Total restricted stock award grants to each non-executive director equaled 25,000 shares of restricted stock. 25% vested on the grant date, December 28, 2006 and 25% vests on each anniversary thereafter. As of December 31, 2006, 6,250 shares of the restricted stock award have vested.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

For disclosure relating to certain relationships and related transactions, see disclosure previously reported on Form 10-KSB for the fiscal year ended December 31, 2005 filed with the SEC on April 17, 2006, this Current Report on Form 8-K and the Current Reports on Form 8-K filed with the SEC on August 29, 2006, September 25, 2006, October 6, 2006, November 7, 2006, December 6, 2006 and December 22, 2006.

Our directors, Messrs. Cohan, Nyman, Regan, and Kelley are independent directors as such term is defined by Nasdaq Market Place Rules.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized by our Articles of Incorporation, as amended, to issue 100,000,000 shares of common stock, $0.0001 par value. As of December 29, 2006, there were 32,166,667 shares of common stock outstanding and no shares of preferred stock outstanding. Holders of shares of common stock have full voting rights, one vote for each share held of record. Stockholders are entitled to receive dividends as may be declared by the Board out of funds legally available therefore and share pro rata in any distributions to stockholders upon liquidation. Stockholders have no conversion, preemptive or subscription rights. All outstanding shares of common stock are fully paid and nonassessable, and all the shares of common stock issued by us upon the exercise of outstanding warrants will, when issued, be fully paid and nonassessable.

On October 5, 2006, we effected a one-for-three reverse stock split. In connection therewith, we did not issue any fractional shares of our common stock or scrip.

Preferred Stock

Under our Articles of Incorporation we may issue up to 20,000,000 shares of preferred stock, $0.0001 par value. No shares of preferred stock are currently outstanding. Our board of directors has the authority to determine the designation of each series of preferred stock and the authorized number of shares of each series. The board of directors also has the authority to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of shares of preferred stock and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issuance of shares of that series. Any or all rights of the preferred stock may be greater than the rights of the common stock. The issuance of preferred stock with voting and/or conversion rights may also adversely affect the voting power of the holders of common stock.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

Our common stock is not traded on any exchange and there is currently no established public trading market for our common stock.

We have agreed to register 18,133,334 shares of our common stock under the Securities Act of 1933, as amended for sale to certain stockholders who also hold certain registration rights, including 800,000 shares of our common stock that are issuable upon the exercise of an outstanding warrant.

We intend to apply for listing of the securities on the OTC Bulletin Board, but there can be no assurance that we will be able to obtain this listing. The OTC Bulletin Board securities are not listed and traded on the floor of an organized national or regional stock exchange. Instead, OTC Bulletin Board securities transactions are conducted through a telephone and computer network connecting dealers in stocks. In order to be listed on the OTC Bulletin Board, we must obtain a market maker who will sponsor our securities. If we are unable to obtain a market maker for our securities, we will be unable to develop a trading market for our common stock. In addition, even if we do locate a market maker, there is no assurance that our securities will be able to meet the requirements for a quotation or that the securities will be accepted for listing on the OTC Bulletin Board, or an active trading market will develop for our common stock.

Holders

As of December 31, 2006 we have approximately 134 holders of record of our common stock.

Dividend Policy

We have paid no dividends on our common stock since our inception and may not do so in the future.

Securities Authorized for Issuance under Equity Compensation Plans

As of December 31, 2005, we had no equity compensation plan approved by our stockholders. On December 29, 2006, our Board of Directors approved our 2006 Equity Incentive Plan reserving 9% of the outstanding shares of common stock of the Company (“2006 Plan”). Pursuant to the Preliminary Proxy Statement to be filed with the Securities and Exchange Commission for the upcoming annual meeting, our stockholders will be voting on the approval of the 2006 Equity Incentive Plan at our next annual meeting of stockholders.

On October 4, 2006, in connection with services provided by Roth Capital Partners, LLC (“Roth Capital”) in our private placement of up to 16,000,000 shares of our common stock, we issued Roth Capital a warrant to purchase 800,000 shares of our common stock at $1.15 per share until October 4, 2011. We have not otherwise issued options and warrants to individuals pursuant to individual compensation plans not approved by our stockholders.

In connection with the merger with SPI, we substituted 2,000,000 outstanding restricted stock awards and options of SPI with our restricted stock awards and options to purchase shares of our common stock. The options have an exercise price of $1.00 and are subject to vesting schedules and terms. Accordingly, as of December 31, 2006, we have 2,000,000 restricted stock awards and options outstanding. The following table provides aggregate information as of December 31, 2006 with respect to all compensation plans (including individual compensation arrangements) under which equity securities are authorized for issuance.

Plan Category	(a) Number of securities to be issued upon exercise of of outstanding options, warrants and right	Weighted-average exercise price of outstanding options warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity Compensation Plans approved by security holders	0	0	0

Equity Compensation Plans not approved by security holders	2,800,000	$1.04	104,000 (1)

Total	2,800,000	$1.04	104,000(1)

(1) Includes number of shares of common stock reserved under the 2006 Equity Incentive Plan (the “Equity Plan”), which reserves 9% of the outstanding shares of common stock of the Company.

LEGAL PROCEEDINGS

We are not a party to any pending legal proceeding. In the normal course of operations, we may have disagreements or disputes with employees, vendors or customers. These disputes are seen by our management as a normal part of business especially in the construction industry, and there are no pending actions currently or no threatened actions that management believes would have a significant material impact on our financial position, results of operations or cash flows.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

For disclosure relating to changes in and disagreements with accountants, see disclosure as previously reported on Current Report on Form 8-K filed with the SEC on January 5, 2007 and Form 10-KSB for fiscal year ended December 31, 2005 filed with the SEC.

RECENT SALES OF UNREGISTERED SECURITIES

For disclosure relating to recent sales of unregistered securities see disclosure previously reported on Form 10-QSB filed for quarter ended September 30, 2006 filed with the SEC on November 20, 2006, and this Current Report on Form 8-K and Current Reports on Form 8-K filed with the SEC on August 29, 2006.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under the Nevada General Corporation Law, our directors will have no personal liability to us or our stockholders for damages incurred as the result of any act or failure to act in the capacity as a director or officer. This provision does not apply to the directors’ (i) acts or omissions that involve intentional misconduct, fraud or knowing violation of law; (ii) breach of fiduciary duty; or (iii) approval of an unlawful dividend, distribution, stock repurchase or redemption under Section 78.300 of the Nevada Revised Statutes. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

The Nevada General Corporation Law grants corporations the right to indemnify directors, officers, employees and agents in accordance with applicable law. Our Articles of Incorporation, as amended, requires us to indemnify our officers and directors to the full extent permissible by the laws of the State of Nevada. In addition, our Bylaws authorize us to indemnify our directors and officers in cases where our officer or director acted in good faith and in a manner reasonably believed to be in our best interest, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is Interwest Transfer Co., Inc., located at 1981 East 4800 South, Suite 100, Salt Lake City, UT 84117, with the same mailing address and telephone number (801) 272-9294.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational and reporting requirements under the Securities Exchange Act of 1934. We file periodic reports, proxy statements and other information with the SEC. These reports may be obtained by visiting the Public Reference Room of the SEC at 100 F Street, NE, Room 1580, Washington, D.C. 20549, or by calling the SEC at (212) 551-8090. In addition, the SEC maintains an internet site (http://www.sec.gov) that contains reports, proxy statements and other information regarding issuers that file electronically.

Section 3- Securities and Trading Matters

Item 3.02 Unregistered Sales of Equity Securities.

In connection with the Merger disclosed in Item 2.01 of this Current Report on Form 8-K, we issued an aggregate of 14,500,000 shares of our common stock to the shareholders of SPI as merger consideration, and substituted 2,000,000 SPI options and restricted stock awards for our restricted stock awards and options to purchase our shares of common stock (the “Merger Consideration”). The 14,500,000 were issued to SPI Shareholders in exchange for the cancellation and retirement of their shares of SPI common stock. The issuance of the Merger Consideration was conducted by us. The Merger Consideration was issued in reliance upon Rule 506 of Regulation D of the Securities Act of 1933, as amended. In addition, in connection with the Merger, the directors and executive officers of SPI became our directors and executive officers, and assumed control.

Section 5- Corporate Governance and Management

Item 5.01 Changes in Control of Management.

In connection with the Merger, as disclosed in Item 2.01 of this Form 8-K, on December 29, 2006 (a) we issued 14,500,000 shares of our common stock to shareholders of SPI, which represents 45.08% of the issued and outstanding shares after the Merger and (b) as agreed upon by us and SPI, the officers and directors of SPI prior to the effective time of the Merger, became our officers and directors at the effective time of the Merger. Accordingly, our directors are Messrs. Kircher, Kelley, Cohan, Regan and Nyman. Our Chief Executive Officer is Mr. Kircher and our Chief Financial Officer is Mr. Carnahan. As a result of the Merger, the Company’s directors and officers collectively represent a beneficial ownership of approximately 34% of our common stock. In connection with the issuance of the merger consideration, one share of common stock of SPI was exchanged for one share of our common stock. Based on the purchase price of one share of common stock in our most recent private placement, the fair market value of shares of our common stock issued as merger consideration was $14,500,000. In addition, 2,000,000 outstanding restricted stock awards and options of SPI were substituted for our restricted stock awards and options to purchase shares of our common stock at $1.00 per share subject to vesting conditions and different terms.

Except for the change of control that occurred pursuant to the Merger, to our knowledge there is no other arrangement which may result in a change of control of the Company. Furthermore, except as agreed upon in connection with the Merger, there is not arrangement or understanding among our current officers and directors, and our former officers and directors with respect to the election of directors or other matters.

For disclosure required under Item 5.01(8), see disclosure provided under Item 2.01 of this Current Report on Form 8-K.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

In connection with the Merger with SPI, on December 29, 2006, there was a change of control in our management as disclosed in Items 2.01 and 5.01 of this Current Report on Form 8-K. As a result of the Merger, the officers and directors of SPI became our directors and officers. As agreed upon by us and SPI in the Merger Agreement, on December 29, 2006 Messrs. Smith, Landa and Strasser resigned as our directors. In order to fill the vacancies resulting from the resignation of Messrs. Smith, Landa and Strasser, effective on December 29, 2006 our Board of Directors appointed Messrs. Kelley, Cohan, Nyman and Regan as new members of our Board of Directors as agreed upon under the terms and conditions of the Merger Agreement. In addition, also in connection with the Merger, on December 29, 2006, Mr. Strasser resigned as our President, Mr. Smith resigned as our Vice-President and Treasurer, and Mr. Landa resigned as our Secretary. Upon resignation of our executive officers, Mr. Kircher was appointed as our Chief Executive Officer and Mr. Carnahan was appointed as our Chief Financial Officer.

Our Board of Directors now consists of Messrs. Kircher, Cohan, Regan, Nyman and Kelley. In addition, Mr. Kircher is our Chief Executive Officer and Mr. Carnahan is our Chief Financial Officer. Messrs. Cohan, Regan, Nyman and Kelley are “independent directors” as the term is defined under the Nasdaq marketplace rules. In addition, Messrs. Regan, Cohan and Kelley are members of the audit committee for SPI, Messrs. Cohan, Kelley and Nyman are members of the compensation committee of SPI, and Messrs. Cohan and Nyman are members of the Governance & Nominating Committee of SPI.

Larry D. Kelley has served as our director since December 29, 2006. Mr. Kelley has served as a director of SPI since August 2006. Mr. Kelley is President and partner of McClellan Business Park, LLC. Mr. Kelley has been and is the President and Chief Executive Officer of Stanford Ranch I, LLC, a 3,500-acre master planned community in Rocklin, California. Mr. Kelley has been involved in real estate for twenty-nine years. Previously he spent ten years with US Home Corporation, one of the nation’s largest homebuilders. In his capacity as President of Community Development, he was responsible for the acquisition, development and marketing of numerous master-planned communities in ten states. Mr. Kelley has a Bachelors of Science in Industrial Engineering at Texas A&M. In addition, he has a Masters of Business Administration at Harvard Business School.

Timothy B. Nyman has served as our director since December 29, 2006. Mr. Nyman recently retired from at GTECH Corporation, the world’s leading operator of online lottery transaction processing systems, where he served as the Senior Vice President of Global Services. Mr. Nyman joined GTECH Corporation in 1981 and formerly served as its Vice President of Client Services. In 1979, Mr. Nyman went to work with the predecessor company of GTECH Corporation, which was the gaming division of Datatrol, Inc.  In his twenty-three years with GTECH and its predecessors, Mr. Nyman has held various positions in operations and marketing.  He has directed a full range of corporate marketing activities and participated in the planning and installation of new online lottery systems domestically and internationally.  Mr. Nyman received a Bachelor of Science degree in Marketing, Accounting and Finance from Michigan State University.

Ronald A. Cohan has served as our director since December 29, 2006. Mr. Cohan has served as consulting counsel to GTECH Corporation since 2002. From 1995, Mr. Cohan has served as a consultant to High Integrity Systems, Inc., a subsidiary of Equifax Inc. Prior to that, Mr. Cohan joined the San Francisco law firm of Pettit & Martin as an Associate in 1968 and was admitted as a Partner in 1972. He opened the Los Angeles office of Pettit & Martin in October of 1972 and was partner in charge until March of 1983. Mr. Cohan left Pettit & Martin in February of 1992 and became principal of his own law firm. Mr. Cohan has specialized in government procurement matters for various institutional clients such as Honeywell, 3M, Mitsui, Centex, Equifax and GTECH. Mr. Cohan received a Bachelor of Arts degree from Occidental College in 1963 and a Juris Doctor degree in 1966 from the School of Law (Boalt Hall), University of California, Berkeley.

D. Paul Regan has served as our director since December 29, 2006. Mr. Regan currently serves as President and Chairman of Hemming Morse, Inc., CPAs, Litigation and Forensic Consultants. This 95 person CPA firm is headquartered in San Francisco. He has been with Hemming Morse since 1975. Mr. Regan’s focus at Hemming Morse is to provide forensic consulting services primarily in civil litigation. He has testified as an accounting expert for the U.S. Securities & Exchange Commission, various State Attorney Generals, other government agencies and various public companies. He has served on the Board of Directors of the California Society of Certified Public Accountants and was the Chair of this 29,000-member organization in 2004 and 2005. He is a current member of the American Institute of Certified Public Accountant’s governing Council. Mr. Regan has been a Certified Public Accountant since 1970. He holds both a BS and MS degrees in accounting.

Glenn E. Carnahan has served as our Chief Financial Officer since December 29, 2006. Mr. Carnahan has served as the Chief Financial Officer of SPI since May 2006. Previously, Mr. Carnahan served as the Chief Financial Officer of Moller International, a research and development firm that produces the Skycar, a personal vertical take-off and landing vehicle. In 2001, Mr. Carnahan founded IBC Onsite Solutions, Inc. (IBC), a software development firm specializing business management for the construction services industry. While at IBC, he held a variety of financial and operational roles. Mr. Carnahan also served as Chief Financial Officer for Signet Testing Labs, Inc., a construction services and engineering company, from 1997 to 2000. His significant contributions enabled the company to double its revenues during his tenure. Mr. Carnahan worked for the Coca Cola Enterprises (CCE) from 1994 to 1997. While at CCE, he conducted numerous financial studies including a complex activity-based cost study for Safeway’s Strategic Category Optimization Plan. Finally, Mr. Carnahan held different financial roles for the Robert Mondavi Corporation from 1992 to 1994. Mr. Carnahan earned his Master in Business Administration from the University of Notre Dame and his Bachelor of Arts in Economics from the University of California, Davis.

In September and October 2006, the following directors and executive officers, and family members of such individuals participated as investors in our private placement for up to 16,000,000 shares of our common stock at $1.00 per share: Mr. Nyman, our director, purchased 450,000 shares of our common stock for $450,000; a trust controlled by Mr. Kelley, our director, purchased 500,000 shares of common stock for $500,000; Mr. Regan, our director, purchased 100,000 shares of common stock for $100,000; a trust controlled by Mr. Cohan, our director, purchased 100,000 shares of common stock for $100,000; Mr. Carnahan purchased 50,000 shares of our common stock for $50,000.

As shareholder of SPI, Mr. Kircher, our Chairman and Chief Executive Officer, received shares of our common stock in exchange for his shares in SPI. Accordingly, after the Merger, Mr. Kircher became the beneficial owner of 8,125,000 shares of our common stock, including 2,000,000 shares issued to trusts held for benefit of his sons and shares issuable upon the exercise of vested options. In addition, in connection with the Merger 2,000,000 of SPI options and restricted stock awards were substituted by our restricted stock awards and options to purchase shares of our common stock at $1.00 per share subject to vesting conditions and other terms. As a result of the substitution, Mr. Kircher, our Chief Executive Officer, was granted options to purchase 200,000 shares of our common stock, of which 25,000 shares have vested; Mr. Carnahan, our Chief Financial Officer, was granted options to purchase 200,000 shares of our common stock, of which 25,000 shares have vested; Messrs. Cohan, Mr. Regan, Mr. Kelley, Mr. Nyman were each granted restricted stock awards of 25,000 shares of our common stock, of which 6,250 shares have vested. In connection with the options, Messrs. Kircher and Carnahan have entered into stock option agreements. Under the terms of the stock option agreements for 100,000 shares of common stock, the options are exercisable at $1.00 per share, will vest over a period of 3 years and have a term of 5 years. For the other 100,000 options, Messrs. Kircher and Carnahan received performance-based options to purchase stock. Under the terms of the stock option agreement, Messrs. Kircher and Carnahan each received options to purchase 100,000 shares of our common stock, which options will vest at either 0% or 100%, such vesting to be determined on December 31, 2010 (the “Determination Time”). The vesting determination will be based on certain annual revenue performance goals of the Company. The performance goals will be determined on a cumulative basis at the Determination Time, to account for any year-to-year discrepancies in meeting each annual performance goal.

In addition, our directors, Messrs. Cohan, Regan, Kelley and Nyman have entered into a restricted stock award agreement for their respective restricted stock awards. Under the terms of the restricted stock award option agreement, 25% of the options vested on the date of grant and 25% will vest on each anniversary date, subject to certain vesting and forfeiture restrictions.

On September 5, 2006, Mr. Kircher was appointed as our Chairman. At the time of Mr. Kircher’s appointment he was the Chairman of the Board of Directors and Chief Executive Officer of SPI. Prior to the consummation of the Merger we had appointed a Special Merger Committee consisting of Mr. Strasser, Mr. Smith, and Mr. Landa, which has the power to deal with all merger matters with SPI without the participation or vote of Mr. Kircher. In addition, prior to the Merger, Mr. Kircher loaned SPI an aggregate principal amount of $320,000 to be used for working capital. The loan bears an interest rate of 8% per annum. Pursuant to our request, prior to the Merger Mr. Kircher agreed to subordinate any outstanding indebtedness owed to him by SPI to the indebtedness owed to us by SPI in accordance to a certain Subordination Agreement dated August 31, 2006 with us, as amended by that certain Addendum to the Subordination Agreement dated September 6, 2006.

Section 9- Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired

Solar Power, Inc., a California corporation

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheet of Solar Power, Inc., a California corporation, as of December 31, 2005 (audited) and September 30, 2006 (unaudited)

Consolidated Statements of Income of Solar Power, Inc., a California corporation, for the year ended December 31, 2005 (audited) and for the nine month period ended September 30, 2006 (unaudited) and the eight month period ended September 30, 2005 (unaudited)

Consolidated Statements of Stockholder’s Equity for Solar Power, Inc., a California corporation, for fiscal year ended December 31, 2005 (audited) and nine month period ended September 30, 2006 (unaudited)

Consolidated Statements of Cash Flows of Solar Power, Inc., a California corporation, for the eleven month period ended December 31, 2005(audited), for the period ended September 30, 2006 and for the period ended September 30, 2005 (unaudited)

Notes to Consolidated Financial Statements

Dale Renewables Consulting, Inc., a California corporation

Independent Auditor’s Report

Balance Sheet of Dale Renewables Consulting, Inc. as of December 31, 2005

Statements of Operations for period from July 26, 2005 (date of inception) to
December 31, 2005

Statement of Stockholders’ Deficit for period from July 26, 2005 (date of inception) to December 31, 2005

Statement of Cash Flows for period from July 26, 2005 (date of inception) to December 31, 2005

Notes to Financial Statements

(b)	Pro Forma Financial Information

Introduction Notes

Unaudited Pro Forma Condensed Consolidated Balance Statement as of September 30, 2006

Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2005

Unaudited Pro Forma Condensed Consolidated Statement of Operations for nine months ended September 30, 2006

(d)	Exhibits

Exhibit No.	Exhibit Description
10.1	Receivables and Servicing Rights Purchase and Sale Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLAR POWER, INC. a Nevada Corporation

Dated: January 8, 2007	/s/ Stephen C. Kircher
Stephen C. Kircher
Chief Executive Officer

(a)	FINANCIAL STATEMENTS OF BUSINESS ACQUIRED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of
Solar Power, Inc.

We have audited the accompanying consolidated balance sheet of Solar Power, Inc. and subsidiaries (the “Company”) as of December 31, 2005, and the related consolidated statements of income, shareholders' equity and cash flows for the eleven months ended December 31, 2005 (from inception January 18, 2005). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Solar Power, Inc. and subsidiaries as of December 31, 2005 and the consolidated results of their operations and their cash flows for the eleven months ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

BDO McCabe Lo Limited

Hong Kong, December 29, 2006

SOLAR POWER, INC.

CONSOLIDATED BALANCE SHEETS

	December	September
	31, 2005	30, 2006
	(Audited)	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	64,385	46,026
Accounts receivable, less allowances for doubtful accounts of US$ nil and US$ nil, at December 31, 2005 and September 30, 2006, respectively	54,683	1,572,943
Amounts due from affiliates (note 10)	-	5,746
Inventories (note 4)	80,327	1,102,975
Prepaid expenses and other current assets (note 5)	74,331	1,028,238
Total current assets	273,726	3,755,928

Plant and equipment, net (note 6)	15,463	139,154
Goodwill (note 1)	-	701,493
Deferred tax assets, net (note 8)	21,039	46,281
Total assets	310,228	4,642,856

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term loans from affiliates (note 10)	245,000	1,970,000
Accounts payable	82,187	491,198
Accrued payroll and employee benefits	7,733	162,256
Other accrued liabilities and other current liabilities (note 7)	89,891	1,692,928
Amounts due to affiliates (note 10)	-	19,149
Income taxes payable (note 8)	-	180,000
Total current liabilities	424,811	4,515,531

Stockholders’ equity:
Common stock, par value $0.001 per share; authorized 20,000,000 stock, nil stock issued and outstanding at December 31, 2005 and 14,000,000 shares at September 30, 2006	-	-
Additional paid-in capital	1	17,949
Retained earnings	(114,584)	109,376
Total stockholders’ equity	(114,583)	127,325

Total liabilities and stockholders’ equity	310,228	4,642,856

See accompanying notes to consolidated financial statements.

SOLAR POWER, INC.

CONSOLIDATED STATEMENTS OF INCOME

	11 Months Ended December 31, 2005	9 Months Ended September 30, 2006	8 Months Ended September 30, 2005
	(Audited)	(Unaudited)	(Unaudited)

Revenue (note 9)	1,371,731	3,304,890	1,163,273

Cost of revenue	(409,828)	(1,876,281)	(325,558)

Gross profit	961,903	1,428,609	837,715

Selling expenses	(74,886)	(105,681)	(25,265)
General and administrative expenses	(1,013,289)	(1,232,536)	(651,167)

Operating (loss) /income	(126,272)	90,392	161,283

Other income
Interest expenses, net	(11,367)	(21,553)	(6,444)
Exchange gain	-	-	640
Other non-operating income, net	2,016	42,302	-

(Loss) /profit before income taxes	(135,623)	111,141	155,479

Income taxes (note 8)	21,039	112,819	(34,427)

Net (loss)/income	(114,584)	223,960	121,052

See accompanying notes to consolidated financial statements.

SOLAR POWER, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

	Common stock				Total stock-
	Stock		Additional	Retained	holders’
	outstanding	Amount	paid-in capital	earnings	equity

Contribution of capital	-	-	1	-	1
Net loss	-	-	-	(114,584)	(114,584)

Balance at December 31, 2005	-	-	1	(114,584)	(114,583)
Contribution of capital (unaudited)	-	-	17,948	-	17,948
Net income (unaudited)	-	-	-	223,960	223,960

Balance at September 30, 2006 (unaudited)	-	-	17,949	109,376	127,325

See accompanying notes to consolidated financial statements.

SOLAR POWER, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	11 Months Ended December	9 Months Ended September	8 Months Ended September
	31, 2005	30, 2006	30, 2005
	(Audited)	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net (loss)/income	(114,584)	223,960	121,052
Adjustment to reconcile net income to net cash from operating activities:
Depreciation and amortization of plant and equipment	1,686	5,699	847
Increase/ (decrease) in cash resulting from changes in:
Accounts receivable	(54,683)	(1,518,260)	(120,376)
Amounts due from affiliates	-	(5,746)	(245,868)
Inventories	(80,327)	(987,307)	(33,309)
Prepaid expenses and other current assets	(74,331)	14,374	(18,162)
Deferred tax assets	(21,039)	(292,819)	-
Accounts payable	82,187	409,011	7,545
Accrued payroll and employee benefits	7,733	154,523	10,227
Other accrued liabilities and other current liabilities	89,891	156,472	58,541
Amounts due to affiliates	-	19,149	235,960
Income taxes payable	-	180,000	34,427
Net cash generated from operating activities	(163,467)	(1,640,944)	50,884

Cash flows from investing activities
Purchase of plant and equipment	(17,149)	(120,363)	(17,100)
Net cash used in investing activities	(17,149)	(120,363)	(17,100)

Cash flows from financing activities
Contribution of capital	1	17,948	1
Loans from affiliates	245,000	1,725,000	-
Net cash generated from financing activities	245,001	1,742,948	1

Net increase in cash and cash equivalents	64,385	(18,359)	33,785
Cash and cash equivalents, beginning of period	-	64,385	-
Cash and cash equivalents, end of period	64,385	46,026	33,785

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	-	-	-
Income taxes	-	-	-

See accompanying notes to consolidated financial statements.

1. Organization and Basis of Financial Statements

Solar Power Inc. (the “Company”) is a corporation incorporated registered under the laws of the State of California. The Company was incorporated in California on May 22, 2006.

On August 6, 2006, the Board of Directors of the Company passed a resolution to enter into share exchange agreement with all the shareholders of International Assembly Solutions, Limited (“IAS HK”), which was incorporated in Hong Kong on January 18, 2005 with limited liability and was majority owned by the major shareholder of the Company. Pursuant to the share exchange agreements, the equity owners of IAS HK transferred all their equity interest in IAS HK to the Company in exchange for a total of 14,000,000 shares at par value of US$0.001 each of the Company in November 2006 and IAS HK became a wholly owned subsidiary of the Company. Being a group reorganization entered into among entities under common control, the Company combined the historical financial statements of IAS HK and its wholly owned subsidiary, IAS Electronics (Shenzhen) Co., Ltd. (“IAS Shenzhen”).

In May 2006, the Company and the shareholders of Dale Renewables Consulting, Inc., (“DRCI”), a California corporation engaged in photovoltaic installation, integration and sales, agreed in principle on the acquisition of DRCI by the Company with an effective date of June 1, 2006. In June 2006, prior to the finalization of the acquisition agreement, DRCI’s personnel moved into the offices of the Company and combined its operations with that of the Company. In August 2006, the Company and DRCI formalized the Agreement and Plan of Merger (the “Merger Agreement”) and the Assignment and Interim Operating Agreement (the "Operating Agreement") was entered into among the Company, DRCI and Dale Stickney Construction, Inc., a California corporation and the parent company of DRCI ("DSCI"). The Operating Agreement obligated the Company to provide all financing necessary for DRCI’s operations subsequent to June 1, 2006 until the consummation of the acquisition in exchange for all the revenues generated from its operations. The Operating Agreement also provided that the Company was to provide all management activities of DRCI on its behalf from June 1 until the consummation of the acquisition. On November 15, 2006, the Company completed the acquisition of DRCI, paying US$1,446,565 in cash in exchange for 100% of the outstanding shares of DRCI. Funds for the acquisition payment were provided on behalf of the Company by Solar Power, Inc. (Nevada), formerly known as Welund Fund Inc., (“SPI Nevada”). The Company and SPI Nevada have agreed to merge in a reverse acquisition.

By virtue of control, funding, operation and obligation,, the acquisition of DRCI became effective on June 1, 2006. As a result, the interim financials of the Company include the results of operations of DRCI subsequent to June 1, 2006 and the purchase price was allocated to the acquired assets and liabilities as of June 1, 2006.

The Company has preliminarily allocated the purchase price of US$1,446,565 to estimated fair values of the acquired assets and liabilities as follows:

(Unaudited)

Inventories	35,341
Prepaid expenses and other current assets	968,281
Plant and equipment	9,027
Goodwill	701,493
Deferred tax liability	(267,577)
Purchase price payable	1,446,565

The estimated fair values of the acquired assets and liabilities may change as the Company completes its valuation procedures and as all direct acquisition costs are determined. The final adjustments resulting from this process are not expected to be material.

The Company, through its wholly owned subsidiaries, IAS HK and IAS Shenzhen, currently manufactures cable, wire and mechanical assemblies and is expanding its operations to produce solar panel systems, and through the Merger Agreement and Operating Agreement with DRCI, engages in photovoltaic installation, integration and sales.

The financial statements for the periods ended December 31, 2005 and September 30, 2005 covered eleven months and eight months, respectively commencing on January 18, 2005, the date of inception of IAS HK.

2. Summary of Significant Accounting Policies

Principles of consolidation-The consolidated financial statements, prepared in accordance with generally accepted accounting principles in the United States of America, include the assets, liabilities, revenues, expenses and cash flows of all subsidiaries. Intercompany balances, transactions and cash flows are eliminated on consolidation.

Cash and cash equivalents-Cash and cash equivalents include cash on hand, cash accounts and interest bearing savings accounts.

Non-cash investing activities- During the period ended September 30, 2006, the Company acquired net assets and liabilities of estimated fair values amounted to US$1,446,565 in aggregate. The consideration payable was included in other accrued liabilities and other current liabilities as of September 30, 2006 and was settled by cash subsequent to September 30, 2006.

Inventories-Inventories are stated at the lower of cost, determined by the weighted-average cost method. Work-in-progress and finished goods inventories consist of raw materials, direct labor and overhead associated with the manufacturing process.

Plant and equipment-Plant and equipment is stated at cost including the cost of improvements. Maintenance and repairs are charged to expense as incurred. Depreciation and amortization are provided on the straight line method based on the estimated useful lives of the assets as follows:

Plant and machinery	5 years
Furniture, fixtures and equipment	5 years
Leasehold improvements	the shorter of 5 years or the lease term

Goodwill-Goodwill is the excess of purchase price over the fair value of net assets acquired. The Company applies Statement of Financial Accounting Standards No. 142 “Goodwill and other Intangible Assets”, which requires the carrying value of goodwill to be evaluated for impairment on an annual basis, using a fair-value-based approach. No impairment of goodwill has been identified during any of the periods presented

Revenue recognition-Sales of goods are recognized when title of goods sold has passed to the purchaser, which is generally at the time of shipment. Customers do not have a general right of return on products shipped. Processing fees, relating to assemblies of cables, wires and mechanicals, are recognized when services are rendered. Service fees, relating to photovoltaic installation and integration are recognized on percentage of completion method when major system components have been delivered and installed.

Allowance for doubtful accounts- The Company regularly monitors and assesses the risk of not collecting amounts owed to the Company by customers. This evaluation is based upon a variety of factors including: an analysis of amounts current and past due along with relevant history and facts particular to the customer. It requires the Company to make significant estimates, and changes in facts and circumstances could result in material changes in the allowance for doubtful accounts.

Shipping and handling cost- Shipping and handling costs related to the delivery of finished goods are included in selling expenses. During the periods ended December 31, 2005, September 30, 2005 and September 30, 2006, shipping and handling costs expensed to selling expenses were US$74,318, US$25,265 and US$70,506, respectively.

Income taxes-Income taxes are provided on an asset and liability approach for financial accounting and reporting of income taxes. Deferred income tax liabilities or assets are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and the financial reporting amounts at each year-end. A valuation allowance is recognized if it is more likely than not that some portion, or all, of a deferred tax asset will not be realized.

Foreign currency translation-The consolidated financial statements of the Company are presented in U.S. dollars as the Company and its subsidiaries conduct substantially all of their business in U.S. dollars.

All transactions in currencies other than functional currencies during the year are translated at the exchange rates prevailing on the transaction dates. Related accounts payable or receivable existing at the balance sheet date denominated in currencies other than the functional currencies are translated at period end rates. Gains and losses resulting from the translation of foreign currency transactions and balances are included in income.

Aggregate net foreign currency transaction income/(losses) included in the income statement were US$2,016, US$640 and US$(10,344) for the periods ended December 31, 2005, September 30, 2005 and September 30, 2006, respectively.

Post-retirement and post-employment benefits-IAS Shenzhen contributes to a state pension scheme in respect of its PRC employees. Neither the Company nor its subsidiaries provide any other post-retirement or post-employment benefits.

2. Summary of Significant Accounting Policies (Continued)

Use of estimates- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. Recently Issued Accounting Pronouncements

In December 2004, the Financial Accounting Statements Board (FASB) issued SFAS No. 123 (revised 2004), "Share-Based Payment", which is a revision of SFAS No. 123, "Accounting for Stock-Based Compensation", SFAS No. 123(R) supersedes APB Opinion No.25, “Accounting for Stock Issued to Employees and amends SFAS No.95, “Statement of Cash Flows”. Generally, the approach in SFAS No.123(R) is similar to the approach described in SFAS No. 123. However, SFAS No.123 (R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. SFAS No. 123 (R) was to be effective from the beginning of the first interim or annual reporting period after June 15, 2005. In April 2005, the Securities and Exchange Commission delayed the implementation of SFAS 123(R). As a result, SFAS 123(R) will be effective from the beginning of the first annual reporting period after June 15, 2005, which is the period ending September 30, 2006 for the Company. In November 2006, the Company adopted an equity incentive plan and intends to grant options to purchase up to 2,000,000 shares of its common stock.  The Company is evaluating the effect of the adoption of SFAS 123(R).

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29”. SFAS No. 153 addresses the measurement of exchanges of nonmonetary assets and redefines the scope of transactions that should be measured based on the fair value of the assets exchanged. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005, which is the fiscal year ending December 31, 2006. The adoption of SFAS No. 153 does not have a material effect on the Company’s consolidated financial position or results of operations.

In September 2005, the FASB’s Emerging Issues Task Force (“EITF”) reached a final consensus on Issue 04-13 “Accounting for Purchase and Sales of Inventory with the Same Counterparty”. EITF 04-13 requires that two or more legally separate exchange transactions with the same counterparty be combined and considered a single arrangement for purpose of applying APB Opinion No. 29, “Accounting for Nonmonetary Transactions”, when the transactions are entered into in contemplation of one another. EITF 04-13 is effective for new arrangements entered into, or modifications or renewals of existing arrangements, in interim or annual periods beginning after March 15, 2006. The Company is evaluating the effect of the adoption of EITF 04-13. It is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

In March 2005, FASB issued FASB Interpretation (“FIN”) No. 47, “Accounting for Conditional Asset Retirement Obligations.” FIN 47 clarifies that the term “Conditional Asset Retirement Obligation” as used in FASB Statement No. 143, “Accounting for Asset Retirement Obligation,” refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. Accordingly, an entity is required to recognize a liability for the fair value of a Conditional Asset Retirement Obligation if the fair value of the liability can be reasonably estimated. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. The adoption of FIN 47 does not have a material affect on the Company’s financial position, results of operations or cash flows.

In May 2005, the Financial Accounting Standards Board (“FASB”) SFAS No. 154, Accounting Changes and Error Corrections (“SFAS No. 154”), which replaces Accounting Principles Board Opinion No. 20, Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principles. It requires retrospective application to prior periods’ financial statements of changes in accounting principles, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of SFAS No. 154 does not have a material effect on the Company’s consolidated financial position or results of operations.

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. This Interpretation is effective for fiscal years beginning after December 15, 2006, with earlier adoption permitted. The Company is currently evaluating the provisions of FIN 48.

3. Recently Issued Accounting Pronouncements (Continued)

On September 13, 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108 “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements” (SAB 108”), which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The guidance is applicable of the fiscal 2008. The Company does not expect SAB 108 to have any impact on the consolidated financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements. SFAS No. 157 establishes a common definition for fair value to be applied to US GAAP guidance requiring use of fair value, establishes a framework for measuring fair value, and expands disclosure about such fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The Company does not expect SFAS No. 157 to have any impact on the consolidated financial statements.

4. Inventories

Inventories by major categories are summarized as follows:

	December	September
	31, 2005	30, 2006
	(Audited)	(Unaudited)
	US$	US$
Raw materials	80,327	307,557
Finished goods	-	795,418
	80,327	1,102,975

5. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following:
	December	September
	31, 2005	30, 2006
	(Audited)	(Unaudited)
	US$	US$
Trade deposits to suppliers	70,983	280,286
Deferred costs	-	612,595
Rental and utility deposits	740	61,547
VAT Receivable	-	9,027
Advances to staff	-	16,773
Others	2,608	48,010
	74,331	1,028,238

6. Plant and Equipment

Plant and equipment consists of the following:

	December	September
	31, 2005	30, 2006
	(Audited)	(Unaudited)
	US$	US$
At cost:
Plant and machinery	4,844	40,573
Furniture, fixtures and equipment	12,305	33,717
Leasehold improvements	-	72,249
Total cost	17,149	146,539
Less: accumulated depreciation and amortization	1,686	7,385
Net book value	15,463	139,154

7. Other Accrued liabilities and other current liabilities

Other accrued liabilities and other current liabilities consist of the following:

	December	September
	31, 2005	30, 2006
	(Audited)	(Unaudited)
	US$	US$
Trade deposits from customers	70,804	77,611
Accrued interest expenses	11,367	32,920
Accrued legal and professional fees	7,282	119,068
Consideration payable for the acquisition of DRCI	-	1,446,565
Other accrued expenses	438	16,764
	89,891	1,692,928

8. Income Taxes

United States

The Company is incorporated in the United States of America and is subject to United States of America tax law. No provision for income taxes has been made for the Company as it has no taxable income for the periods. The applicable federal income tax rate for all periods is 42%.

Hong Kong

A subsidiary of the Company is incorporated in Hong Kong and is subject to Hong Kong profits tax. The Company is subject to Hong Kong taxation on its activities conducted in Hong Kong and income arising in or derived from Hong Kong. The applicable profits tax rate for all periods is 17.5%. No provision for profits tax for the period ended December 31, 2005 has been made as the subsidiary did not generate net assessable income for that period.

China

Enterprise income tax in the PRC is generally charged at 33%, of which 30% is for national tax and 3% is for local tax, of the assessable profit. The subsidiary of the Company is a wholly foreign-owned enterprise established in Shenzhen, the PRC, and is engaged in production-oriented activities; according to enterprise income tax laws for foreign enterprises, the national tax rate is reduced to 15%. Pursuant to the same income tax laws, the subsidiary is also exempted from the PRC enterprise income tax for two years starting from the first profit-making year, followed by a 50% tax exemption for the next three years. The Company has yet to start its first profit-making year.

The components of income taxes are as follows:

	11 Months Ended December 31, 2005	9 Months Ended September 30, 2006	8 Months Ended September 30, 2005
	(Audited)	(Unaudited)	(Unaudited)
	US$	US$	US$
Current tax
- US	-	-	-
- Hong Kong	-	180,000	34,427
- China	-	-	-

Deferred tax
- US	-	(313,858)	-
- Hong Kong	(21,039)	21,039	-
- China	-	-	-
	(21,039)	(112,819)	34,427

8. Income Taxes (Continued)

Reconciliation between the provision for income taxes computed by applying the statutory tax rate in Hong Kong to income before income taxes and the actual provision for income taxes is as follows:

	11 Months Ended December 31, 2005	9 Months Ended September 30, 2006	8 Months Ended September 30, 2005
	(Audited)	(Unaudited)	(Unaudited)
	US$	US$	US$

Provision for income taxes at Hong Kong statutory tax rate of 17.5%	(23,734)	19,450	27,209
Effect of different tax rates in other jurisdictions	(419)	(184,088)	(346)
Effect of expenses not deductible for tax purpose	-	30	-
Increase in valuation allowances	15,097	16,096	12,438
Utilization of tax losses	-	(21,039)	-
Others	(11,983)	56,732	(4,874)
	(21,039)	(112,819)	34,427

The components of deferred income tax are as follows:

	December	September
	31, 2005	30, 2006
	(Audited)	(Unaudited)
	US$	US$
Deferred tax asset:
Net operating loss carryforwards	36,136	334,764
Less: Valuation allowances	(15,097)	(31,193)
	21,039	303,571
Deferred tax liability:
Temporary differences in recognition of deferred costs	-	(257,290)
Net deferred tax asset	21,039	46,281

Adjustments to the valuation allowance will be made if there is a change in management’s assessment of the amount of the deferred tax asset that is realizable. At December 31, 2005, the Company had net operating loss carryforwards of US$21,039 and US$15,097 which are of unlimited carryforwards and expire in 2011, respectively. At September 30, 2006, the Company had net operating loss carryforwards of US$31,193 which will expire between 2011 and 2012 and of US$303,571 which will expire in 2027.

9. Revenue

	11 Months Ended December 31, 2005	9 Months Ended September 30, 2006	8 Months Ended September 30, 2005
	(Audited)	(Unaudited)	(Unaudited)
	US$	US$	US$
Sales of cables and wires	1,340,813	2,654,225	1,142,931
Sales of solar panels	-	121,583	-
Photovoltaic installation, integration and sales	-	476,641	-
Processing of cables and wires	30,918	52,441	20,342
	1,371,731	3,304,890	1,163,273

10. Related Party Transactions

Service fees

During the periods ended December 31, 2005, September 30, 2005 and September 30, 2006, the Company paid service fees to IAS, Inc. amounting to US$889,878, US$556,174 and US$419,605, respectively. Certain shareholders of IAS HK had beneficial interests in IAS, Inc. Included in the balance sheets were amounts due from IAS, Inc., of US$ nil, US$nil and US$5,746, respectively as at December 31, 2005, September 30, 2005 and September 30, 2006. The amounts outstanding are unsecured, interest-free and repayable on demand.

During the periods ended December 31, 2005, September 30, 2005 and September 30, 2006, the Company paid service fees to Granite Bay Technologies, Inc. (“Granite Bay”) amounting to US$ nil, US$ nil and US$134,600, respectively. Certain shareholders of IAS HK had beneficial interests in Granite Bay. Included in the balance sheets were amounts due to Granite Bay, of US$ nil, US$ nil and US$19,149, respectively as at December 31, 2005, September 30, 2005 and September 30,2006. The amounts outstanding are unsecured, interest-free and repayable on demand.

Short-term loans

Details of the short-term loans are as follows:
	December	September
	31, 2005	30, 2006
	(Audited)	(Unaudited)
	US$	US$
Notes payable
Stephen C. Kircher (note a and note b)	-	320,000
SPI Nevada (note b)	-	1,405,000

Short-term loan
Loan from Hannex Investments Limited (“Hannex”) (note c)	245,000	245,000
	245,000	1,970,000

Note a: Mr. Stephen C. Kircher is the major shareholder and a director of the Company. The loan is unsecured, bears interest at 8% per annum and is repayable on demand. During the periods ended December 31, 2005, September 30, 2005 and September 30, 2006, the Company accrued interest to Mr. Stephen C. Kircher amounting to US$ nil, US$ nil and US$3,245, respectively.

Note b: Included in the amount is US$1,205,000 which was drawn from the revolving loan facility provided by SPI Nevada (formerly known as Welund Fund, Inc.) to the Company with maximum amount of US$2,500,000. The amount is repayable on March 31, 2007, secured by collateral, including all goods, accounts, equipment, inventory, intellectual property, chattel paper, instruments, investment property, letter-of-credit rights, documents, and all proceeds of the Company, and bears interest at 8% per annum.

The remaining amount US$200,000 is repayable on demand, unsecured and bears interest at 8% per annum. Pursuant to an agreement signed among Mr. Stephen C. Kircher, SPI Nevada and the Company, Mr. Stephen C. Kircher agreed to subordinate the payment of that amount owed by the Company to him to that of SPI Nevada.

During the periods ended December 31, 2005, September 30, 2005 and September 30, 2006, the Company accrued interest to SPI Nevada amounting to US$ nil, US$ nil and US$3,691, respectively.

Note c: Hannex is a shareholder of IAS HK. The loan is unsecured, bears interest at 8% per annum and is repayable on demand. During the periods ended December 31, 2005, September 30, 2005 and September 30, 2006, the Company accrued interest to Hannex amounting to US$11,367, US$6,444 and US$14,579, respectively.

11. Stock Option Plan

On November 15, 2006, the Company adopted the 2006 Equity Incentive Plan (the “Plan”) which permits the Company to grant stock options to directors, officers or employees of the Company or others to purchase shares of common stock of the Company through the awards of Incentive and Nonqualified Stock Options (“Options”), Incentive Stock Options and Stock Appreciation Rights (“SARs”).

The Plan permits the total number of common stock reserved and available for award be equal to 2,000,000 shares of common stock of which the number of shares of common stock reserved and available for award of Incentive Stock Options will be 250,000.

The effective date of the Plan will be within twelve months of the adoption of the Plan.

Each Option and all rights or obligations thereunder will expire on such date as will be determined by the Company, but not later than ten years after the date of grant and five years in the case of an Incentive Stock Option when the optionee owns more than 10% (“Ten Percent Stockholder”) of the total combined voting power of all classes of stock of the Company, and will be subject to earlier termination as hereinafter provided.

The exercise price of any Option will be determined by the Company when the Option is granted and may not be less than 100% of the fair market value of the shares on the date of grant, and the exercise price of any Incentive Stock Option granted to a Ten Percent Stockholder will not be less than 110% of the fair market value of the shares on the date of grant. The exercise price per share of an SAR will be determined by the Company at the time of grant, but will in no event be less than the fair market value of a share of Company’s stock on the date of grant.

On December 28, 2006, the Company granted 2,000,000 restricted stock awards and options with an exercise price of $1.00 per share.

12. Commitments and Contingencies

Operating leases- The Company leases premises under various operating leases. Rental expenses under operating leases included in the statement of income were US$18,417, US$9,285 and US$44,292 for the periods ended December 31, 2005, September 30, 2005 and September 30, 2006, respectively. The Company was obligated under operating leases requiring minimum rentals as follows:

US$

Three months ending December 31, 2006	66,102
Years ending December 31,
2007	243,428
2008	243,428
2009	110,008
Total minimum lease payments	662,966

13. Employee Benefits

The Company’s subsidiary in the PRC contributes to a state pension scheme run by the Chinese government in respect of its employees in China. The expense related to this plan, which is calculated at average rates of 8%, 8% and 9% of the average monthly salary for the periods ended December 31, 2005, September 30, 2005 and September 30, 2006, respectively. Amounts charged to income statements were US$4,813, US$1,923 and US$9,833 for the periods ended December 31, 2005, September 30, 2005 and September 30, 2006, respectively.

14. Operating Risk

Concentrations of Credit Risk and Major Customers-A substantial percentage of the Company's sales are made to a small number of customers and are typically sold either under letters of credit or on open account basis. Details of customers accounting for 10% or more of total net sales for each of the periods ended December 31, 2005, September 30, 2005 and September 30, 2006 are as follows:

	11 Months Ended December	9 Months Ended September	8 Months Ended September
	31, 2005	30, 2006	30, 2005
	(Audited)	(Unaudited)	(Unaudited)
	US$	US$	US$

Flextronics	*	1,333,033	*
Motion Control Inc.	340,130	*	278,446
Occam Networks	*	396,567	*
Poway	*	346,554	*
Siemens Transportation Systems, Inc.	250,811	425,405	165,017
Surge Technologies	*	514,113	*
Tellabs	549,919	*	540,842

*	Less than 10%

Sales to the above customers relate to cable and wire assemblies and photovoltaic installation, integration and sales.

Details of the amounts receivable from the five customers with the largest receivable balances at December 31, 2005 and September 30, 2006, respectively, are as follows:

	December	September
	31, 2005	30, 2006
	(Audited)	(Unaudited)
	US$	US$

Flash Electronics	297	N/A
Flextronics	N/A	572,125
Motion Control Inc.	5,590	N/A
Occam Networks	10,084	96,830
Poway	N/A	346,554
Siemens Transportation Systems, Inc.	38,510	N/A
Sundance Power LLC	N/A	121,583
Surge Technologies	202	327,728
	54,683	1,464,820

There were no provisions for bad debts expense charged to the income statement for the periods ended December 31, 2005, September 30, 2005 and September 30, 2006.

Credit risk-The Company is exposed to credit risk from its cash held at banks and fixed deposits and accounts receivable. The credit risk on cash at bank and fixed deposits is limited because the counterparties are reputable financial institutions. Accounts receivable are subjected to credit evaluations. Allowance for estimated irrecoverable amounts is assessed by reference to past default experience and the current economic environment.

Foreign currency risk- Most of the transactions of the Company were settled in U.S. dollars. Because most of the foreign currency transactions that the Company enters into are transacted in U.S. dollars, the Company believes that future foreign currency exchange rates should not materially adversely affect the overall financial position, results of operations or cash flow.

15. Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and are reasonable estimates of their fair values. All the financial instruments are for trade purposes.

16. Geographical Information

The Company has two reportable segments: (i) cable, wire and mechanical assemblies sales and processing “cable, wire and mechanical assemblies”), and (ii) photovoltaic installation, integration and sales and solar panel sales (“Photovoltaic installation, integration and sales”. The Company's reportable segments are strategic business units that offer different products and services. They are managed separately because each business requires different technology and marketing strategies. Most of the businesses were acquired as a unit, and the management at the time of the acquisition was retained.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies.  The Company accounts for inter-segment sales and transfers as if the sales or transfers were to third parties, that is, at current market prices.

Contributions of the major activities, profitability information and asset information of the Company's reportable segments for the periods ended December 31, 2005, September 30, 2005 and September 30, 2006 are as follows:

	11 months ended			9 months ended			8 months ended
	December 31, 2005			September 30, 2006			September 30, 2005
	Net sales	Intersegment Sales	Profit (loss)	Net sales	Intersegment Sales	Profit (loss)	Net sales	Intersegment Sales	Profit (loss)

Segment:
Cable, wire and mechanical assemblies	1,371,731	-	(135,623)	2,706,666	-	988,621	1,163,273	-	155,479
Photovoltaic installation, integration and sales	-	-	-	598,224	-	(877,480)	-	-	-
Segment total	1,371,731	-	(135,623)	3,304,890	-	111,141	1,163,273	-	155,479

Reconciliation to consolidated totals:
Sales eliminations	-	-	-	-	-	-	-	-	-
Consolidated totals:
Net sales	1,371,731	-		3,304,890	-		1,163,273	-
Income before income taxes			(135,623)			111,141			155,479

	11 months ended		9 months ended		8 months ended
	December 31, 2005		September 30, 2006		September 30, 2005
	Interest income	Interest expenses	Interest income	Interest expenses	Interest income	Interest expenses
Segment:
Cable, wire and mechanical assemblies	33	(11,367)	85	-	14	(6,444)
Photovoltaic installation, integration and sales	-	-	-	-	-	-
Unallocated	-	-	-	(21,553)	-	-

Consolidated total	33	(11,367)	85	(21,553)	14	(6,444)

16. Geographical Information (Continued)

	11 months ended			9 months ended			8 months ended
	December 31, 2005			September 30, 2006			September 30, 2005
	Identifiable assets	Capital expenditure	Depreciation and amortization	Identifiable assets	Capital expenditure	Depreciation and amortization	Identifiable assets	Capital expenditure	Depreciation and amortization
Segment:
Cable, wire and mechanical assemblies	310,228	17,149	(1,686)	2,707,714	75,259	(3,371)	467,752	17,100	(847)
Photovoltaic installation, integration and sales	-	-	-	1,935,142	45,104	(2,328)	-	-	-

Consolidated total	310,228	17,149	(1,686)	4,642,856	120,363	(5,699)	467,752	17,100	(847)

Since all the goods of the Company were sold to the United States, no analysis of sales by geographical location is presented.

The locations of the Company's identifiable assets are as follows:

	December	September	September
	31, 2005	30, 2006	30, 2005
	(Audited)	(Unaudited)	(Unaudited)
	US$	US$	US$

Hong Kong	165,116	1,016,249	391,007
China	145,112	1,691,465	76,745
US	-	1,935,142	-
	310,228	4,642,856	467,752

Dale Renewables Consulting, Inc.
(A Development Stage Company)

Independent Auditor’s Report and Financial Statements
For the period from July 26, 2005 (date of inception) to December 31, 2005

Independent Auditor’s Report

To the Shareholders and Directors of Dale Renewables Consulting, Inc.:

We have audited the accompanying balance sheet of Dale Renewables Consulting, Inc. (a development stage company) (the Company) as of December 31, 2005, and the related statements of operations, stockholders' deficit and cash flows for the period from July 26, 2005 (date of inception) to December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dale Renewables Consulting, Inc. as of December 31, 2005, and the results of its operations and its cash flows for the period from July 26, 2005 (date of inception) to December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered losses from operations and has a working capital deficit that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Macias Gini & O’Connel LLP

Certified Public Accountants

Sacramento, California
November 15, 2006 as to the fourth paragraph of Note 9

Dale Renewables Consulting, Inc.
(A Development Stage Company)
Balance Sheet
As of December 31, 2005

Assets

Current Assets
Security Deposit	$2,546
Total Current Assets	2,546

Property and Equipment, net	24,785

Total Assets	$27,331

Liabilities and Stockholders' Deficit

Current Liabilities:
Accounts Payable	$9,201
Accrued Expenses	6,991
Due to Related Party	179,399

Total Current Liabilities	195,591

Total Liabilities	195,591

Stockholders' Deficit
Common Stock
Class A, no par value; 500,000 shares authorized;
333,334 issued and outstanding	-
Class B, no par value; 500,000 shares authorized;
none issued and outstanding	-
Deficit Accumulated During Development Stage	(168,260)

Total Stockholders' Deficit	(168,260)

Total Liabilities and Stockholders' Deficit	$27,331

Dale Renewables Consulting, Inc.
(A Development Stage Company)
Statement of Operations
For the Period from July 26, 2005 (date of inception) to December 31, 2005

Revenue	$-

Operating Expenses
Payroll and Employee Benefits	76,001
Professional Fees	47,602
Office Expense	21,601
Rent	15,124
Travel	4,996
Advertising	1,872
Depreciation	1,064
Total Operating Expenses	168,260

Loss from Operations	(168,260)

Net Loss	$(168,260)

Dale Renewables Consulting, Inc.
(A Development Stage Company)
Statement of Stockholders' Deficit
For the Period from July 26, 2005 (date of inception) to December 31, 2005

			Deficit
			Accumulated
			During	Total
	Common Stock		Development	Stockholders'
	Shares		Stage	Deficit
Balance beginning July 26, 2005	-	$-	$-	$-
Issuance of Founders' Stock	333,334	-	-	-
Net loss	-	-	(168,260)	(168,260)
Balance, December 31, 2005	333,334	$-	$(168,260)	$(168,260)

Dale Renewables Consulting, Inc.
(A Development Stage Company)
Statement of Cash Flows
For the Period from July 26, 2005 (date of inception) to December 31, 2005

Cash Flows from Operating Activities:
Net Loss	$(168,260)
Adjustments to reconcile net loss to cash used by operating activities:
Depreciation	1,064
Change in:
Security Deposit	(2,546)
Accounts Payable	9,201
Accrued Expenses	6,991

Net cash used by operating activities	(153,550)

Cash Flows from Investing Activities:
Purchase of Property and Equipment	(25,849)

Net cash used by investing activities	(25,849)

Cash Flows from Financing Activities:
Borrowings from Related Party	179,399

Net cash provided by financing activities	179,399

Net increase in cash	-

Cash at beginning of period	-

Cash at end of period	$-

Dale Renewables Consulting, Inc.
(A Development Stage Company)
Notes to Financial Statements
December 31, 2005

Reference to “the Company”in this section refers historically to the operations of DRCI.

Note 1 - Organization and Basis of Presentation

Dale Renewables Consulting, Inc. (the Company) was incorporated in the State of California on July 26, 2005. The Company’s business is the design and installation of photovoltaic cells in both residential and commercial settings. At December 31, 2005, the Company was primarily focused on the recruitment of personnel and the raising of capital and had not commenced planned principal operations. As a result, the accompanying financial statements have been presented on a development stage basis.

Note 2 - Losses During Development Stage and Management’s Plans

Since inception, the Company has incurred losses totaling $168,260, had a working capital deficit of $193,045 at December 31, 2005 and is entirely dependent upon an affiliated entity to fund its operations (See Note 5). The Company’s ability to continue as a going concern is dependent upon its ability to obtain sufficient funds to recruit personnel and to successfully market its design and installation services.

Management of the Company believes that funding from the affiliated entity, debt or equity proceeds from third parties or the potential sale of the business to an entity with a larger amount of resources will allow it to continue operations. However, there can be no assurance that the Company will obtain sufficient funding, or generate sufficient revenues to provide positive cash flows from operations, to permit the Company to realize its plans. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 3 - Summary of Significant Accounting Policies

Use of Estimates - In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect certain amounts and disclosures. Actual results could materially differ from those estimates under different assumptions or conditions.

Cash and Cash Equivalents - The Company considers all highly liquid investments with original maturities of ninety days or less to be cash and cash equivalents. At December 31, 2005, the Company held no cash and cash equivalents.

Property and Equipment - Property and equipment is recorded at cost and depreciated using the straight-line method, as follows:

Computer Equipment	3 years

Office Equipment	5 years

Repairs and maintenance are charged to operations as incurred and expenditures for significant improvements are capitalized. The cost of property and equipment retired or sold, together with the related accumulated depreciation, is removed from the appropriate asset and depreciation accounts, and the resulting gain or loss is included in operations.

Income Taxes - The Company accounts for income taxes under Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standard (SFAS) No.109, Accounting for Income Taxes, which requires the use of the liability method. SFAS 109 provides that deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences. Deferred tax assets and liabilities at the end of each period are determined using the currently enacted tax rates applied to taxable income in the periods in which the deferred tax assets and liabilities are expected to be settled or realized. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Advertising Costs - Advertising costs are expensed as incurred. Advertising expense was $1,872 for the period from July 26, 2005 (date of inception) to December 31, 2005.

Comprehensive Income (loss) - There were no items of comprehensive income (loss) and therefore comprehensive income (loss) was the same as net income (loss) for the period presented.

Recent Accounting Pronouncements - In July 2006, the FASB issued Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, which clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS No. 109. FIN No. 48 prescribes a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken or expected to be taken on a tax return. FIN No. 48 is effective for the Company beginning in January 1, 2007. The Company does not believe that the adoption of FIN No. 48 will have a material impact on its financial position, results of operation or cash flows.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections. This statement applies to all voluntary changes in accounting principle and to changes required by an accounting pronouncement if the pronouncement does not include specific transition provisions, and it changes the requirements for accounting for and reporting them. Unless it is impractical, the statement requires retrospective application of the changes to prior periods' financial statements. This statement is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005.

Note 4 - Property and Equipment

Property and equipment consist of the following at December 31, 2005:

Office equipment	$20,286
Computer equipment	5,563

Total property and equipment	25,849

Accumulated depreciation	(1,064)

$24,785

Note 5 - Due to Related Party

Concurrent with its formation, the Company entered into a funding arrangement with an entity controlled by its CEO (Affiliated Entity). Under the funding arrangement, operating costs and capital expenditures of the Company were paid on behalf of the Company by the Affiliated Entity. There is no stated maturity date. There is no stated interest rate on amounts advanced under the arrangement. The Company has not imputed interest on the amounts advanced due to the nature of its relationship with the Affiliated Entity. At December 31, 2005, the Company owed $179,399 under this arrangement.

Note 6 - Income Taxes

The Company had no income tax provision for the period from July 26, 2005 (date of inception) to December 31, 2005. At December 31, 2005, the Company had net deferred tax assets of approximately $72,000, primarily related to net operating losses. Because the realization of tax benefits related to the Company’s net deferred tax assets is uncertain, a full valuation allowance has been provided against the net deferred tax asset. During the period from July 26, 2005 (date of inception) to December 31, 2005, the valuation allowance increased by $72,000. At December 31, 2005 the Company had net operating losses of approximately $168,000 for federal and state income tax purposes. Such net operating losses will expire in 2025 and 2015, respectively. Under Section 382 of the Internal Revenue Code, a change in ownership of the Company entity may create limitations on the utilization of its net operating losses.

Note 7 - Stockholders' Equity

The Company’s articles of incorporation authorize the Company to issue up to 500,000 each of Class A and Class B common stock. Shares of Class A and Class B common stock have similar rights and privileges except that Class B shareholders do not have voting rights. At December 31, 2005, there were no Class B shares outstanding.

Note 8 - Related Party Transactions

At December 31, 2005, the Company owed $179,399 under a funding arrangement with the Affiliated Entity (See Note 5). Professional fees for the period from July 26, 2005 (date of inception) to December 31, 2005 include $44,242 related to administrative services provided by the Affiliated Entity to the Company.

During the period from July 26, 2005 (date of inception) to December 31, 2005, the Company incurred rent expense of $15,124 for office space it rented from the Affiliated Entity under the terms of a sublease that ended in May 2006.

Note 9 - Subsequent Events

In January 2006, the Company issued 166,666 shares of Class A common stock to a newly hired officer of the Company. The Company received no proceeds from the issuance of these shares.

In August 2006, the Company entered into a management agreement with Solar Power, Inc. (SPI). Under the terms of the management agreement SPI absorbs certain of the Company’s payroll and inventory costs and is to provide general management and accounting functions to the Company. All other costs of the Company are to be absorbed by the Company and the Affiliated Entity.

In August 2006, the Company entered into an acquisition agreement with SPI. Under the terms of the acquisition agreement, the shareholders of the Company agreed to the Company being acquired in exchange for $500,000 cash, the assumption of any balances owed to the Affiliated Entity, shares of SPI’s common stock with an estimated fair value of $500,000, the granting of certain future franchise rights to certain of the Company’s shareholders and potential contingent payments up to $500,000.

In November 2006, the Company agreed to modify its acquisition agreement with SPI and on November 15, 2006 was acquired by SPI in exchange for $1,446,5654 cash, in lieu of any and all other forms of consideration.

(b) PRO FORMA FINANCIAL INFORMATION

Introductory Notes

The Transaction

On December 29, 2006, we completed the merger contemplated by the certain Agreement and Plan of Merger dated August 23, 2006, as amended by that certain First Amendment to the Agreement and Plan of Merger dated October 4, 2006, Second Amendment to the Agreement and Plan of Merger dated December 1, 2006, and Third Amendment to the Agreement and Plan of Merger dated December 21, 2006 (collectively, the “Agreement”), by and among us, Solar Power, Inc., a California corporation (“SPI-CA”), and our wholly-owned subsidiary, Welund Acquisition Corp., a Nevada corporation (“Merger Sub”) as previously reported on Current Reports on Form 8-K filed with the SEC on August 29, 2006, October 26, 2006, December 6, 2006, and December 22, 2006, pursuant to which our Merger Sub merged with and into SPI with SPI surviving as our wholly owned subsidiary (the “Merger”).

This Merger was treated as a reverse acquisition with Solar Power, Inc., a California corporation, considered as the acquiring entity for accounting purposes. The assets and liabilities of Welund Acquisition Corp., consisting primarily of cash and cash equivalence of $11,208,167.49 was recorded at their historical values.

In connection with the Merger, (a) we issued an aggregate of 14,500,000 shares of our restricted common stock to the existing shareholders of SPI in exchange for the cancellation of the outstanding shares of common stock of SPI owned by the SPI shareholders, (b) we substituted a total of 2,000,000 outstanding restricted stock awards and options of SPI with our restricted stock awards and options to purchase shares of our common stock on the same terms and conditions as their SPI options, and (c) replaced our officers and directors with the officers and directors of SPI who assumed control of the combined companies.

As a closing condition to the Merger, we sold our pool of finance receivables to Village Auto, LLC, a California limited liability and affiliate of Robert Freiheit, our former director, president and chief executive officer.

The Entities Involved

Solar Power, Inc., a Nevada corporation (formerly Welund Acquisition Corp.) (“SPI-NV”), Solar Power Inc., a California corporation (“SPI-CA”), and Dale Renewables Consulting, Inc., a California corporation (“DRCI”) acquired by SPI-CA effective June 1, 2006 closing on November 15, 2006.

Pro-Forma Reporting Periods

SPI-NV, SPI-CA and DRCI all report on a calendar year ending December 31.

Statements of Operations

For calendar year 2005 SPI-NV reported twelve months of operations. SPI-CA reported operations from inception to December 31 (eleven months). DRCI reported operations from inception to December 31 (approximately five months).

For the nine months ended September 30, 2006 SPI-NV and SPI-CA reported nine months of operations. DRCI reported operations for five months ended May 31, 2006. Operations of DRCI were consolidated with SPI-CA from June 1, 2006, the date of assumption of control.

SOLAR POWER, INC.
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
AS OF SEPTEMBER 30, 2006

	Solar Power Inc., a Nevada corporation (Formerly Welund Acquisition, Inc.)	Solar Power Inc., a California corporation	Dale Renewables Consulting, Inc., a California corporation	Pro Forma Adjustments		Combined
ASSETS
Current Assets
Cash & cash equivalence	$9,650,779	$46,026	$4,850	$5,615,021	(1)	$15,315,676
Accounts receivable less allowance for doubtful accounts of nil		1,572,943				1,572,943
Security deposits			113,467			113,467
Notes receivable from SPI- CA	1,405,000			1,405,000	(2)	-
Interest receivable from SPI-CA	3,828			3,828	(2)	-
Receivable from related party	515					515
Inventories		1,102,975	68,959			1,171,934
Amounts due from affiliates		5,746				5,746
Prepaid loan servicing fees receivable from related party	6,444					6,444
Finance Receivables net of discount	21,621					21,621
Prepaid Expenses and other current assets		1,028,238				1,028,238
Total Current Assets	11,088,187	3,755,928	187,277			19,237,584

Plant & equipment, net		139,154	15,758			154,912
Goodwill		701,493	2,546			704,039
Other Assets			1,287	75,000	(3)	76,287
Deferred tax assets		125,186				125,186
Total Assets	$11,088,187	$4,721,761	$206,868	$4,281,193		$20,298,009

LIABILITIES & STOCKHOLDER'S EQUITY
Current Liabilities
Short-term loans from affiliates		$1,970,000		$(1,408,828)	(2)	$561,172
Accounts Payable	25,557	491,198	223,770			740,525
Financing Costs payable	597,927			287,073	(3)	885,000
Accrued payroll and employee benefits		162,256				162,256
Accrued registration costs	75,000					75,000
Other accrued liabilities and other current liabilities		1,692,928	345,508			2,038,436
Amounts due affiliates		19,149				19,149
Income tax payable		180,000				180,000
Payable to related Parties						-
Total Current Liabilities	698,484	4,515,531	569,278			4,374,465

Stockholder's Equity
Common stock[3]	1,248			569		1,8178
Additional paid in capital	10,589,966	17,949		5,200,868	(3)(4)	15,808,783
Net Income			(212,628)			(212,628)
Deficit accumulated during development stage	(201,511)		(149,783)	201,511	(4)	-
Retained earnings		188,281				188,281
Total Shareholder's Equity	10,389,703	206,230	(362,410)			10,233,523

Total Liabilities and Shareholders’ Equity	$11,088,187	$4,721,761	$206,868	$4,281,193		$20,297,009

Footnotes:

1 Gives effect to the elimination of $1,408,828 in the amounts due to SPI (NV) from SPI (CA).

2 Record the consummation of a private placements by SPI (NV) on October 4, 2006 in conjunction with the transaction as if it had occurred on September 30, 2006.

3 Solar Power, Inc. (SPI NV) shares outstanding 1,146,667 as of Dec 31, 2005 and 12,476,646 as of September 30, 2006. An additional 5,190,021 shares were issued on October 4, 2006. Solar Power, Inc. (SPI CA)had 14,000,000 shares outstanding as of Dec 31, 2005 and September 30, 2006. An additional 500,000 shares were issued on December 28, 2006.

4 Gives effect to the elimination of SPI (NV) deficit accumulated during development stage.

SOLAR POWER, INC.
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
AS OF DECEMBER 31, 2005

	12 MOS	11 MOS	12 MOS	Pro Forma
	Solar Power Inc., a Nevada corporation (Formerly Welund Acquisition, Inc.)	Solar Power Inc., a California corporation (from inception to December 31, 2005 (approximately 11 months)	Dale Renewables Consulting, Inc., a California corporation (from inception to December 31, 2005m approximately 5 months)	Pro Forma Adjustments		Combined

Revenues	$13,460	$1,371,731		$(13,460)	(1)	$1,371,731
Amortization of discount on purchsed finance receivables	7,333			(7,333)	(1)	-
Interest Income	3,288			(3,288)	(1)	-
						-
Cost of Revenues		(409,828)				(409,828)

Total Gross Profit	24,081	961,903	-			961,903

Selling Expenses		(74,886)				(74,886)
General and Administrative Expenses		(1,013,289)	(168,260)			(1,181,549)

Total Operating (loss)/income	24,081	(126,272)	(168,260)			(294,532)

Other Income
Interest Expense		(11,367)				(11,367)
Exchange gain						-
Other non-operating income, net		2,016				2,016
(Loss)/profit before income taxes	24,081	(135,623)	(168,260)			(303,883)

Income Taxes		21,039				21,039

Net (loss)/income	$24,081	$(114,584)	$(168,260)			$(282,844)

Shares outstanding	1,146,667	14,000,000	333,334	-333,334	(2)	32,133,337(3)

Earnings Per Share	$0.0210	$(0.0082)	$(0.5048)			$(0.0088)

Footnotes:

1 Gives effect to the elimination of operations from SPI (NV).

2 Gives effect to the elimination of shares from DRCI.

3 Amount gives effect to the elimination of 333,334 shares from DRCI and includes the 16,000,000 shares raised in the private offerings by SPI (NV) in September and October, 2006.

SOLAR POWER, INC.
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
YEAR TO DATE THROUGH SEPTEMBER 30, 2006

	Solar Power Inc., a Nevada corporation (Formerly Welund Acquisition, Inc.)	Solar Power Inc., a California corporation (including DRCI from June 1, 2006)	Dale Renewables Consulting, Inc., a California corporation (January 1, 2006 to May 31, 2006)	Pro Forma Adjustments	Combined

Revenues		$3,304,890	$246,899		$3,551,789
Amortization of discount on purchased finance receivables					-
					-
Cost of revenues		(1,876,281)	(163,982)		(2,040,263)

Total Gross Profit		1,428,609	82,917		1,511,526

Selling expenses		(105,681)	(4,959)		(110,640)
General and administrative expenses	(128,625)	(1,232,536)	(213,200)		(1,574,361)

Total Operating (loss)/income	(124,745)	90,392	(135,242)	-	(173,475)

Other Income
Interest income (expense)	3,880	(21,553)	(14,541)		(28,334)
Exchange gain					-
Other non-operating income, net		42,302			42,302
Income from discontinued operations	8,430				8,430
(Loss) profit before income taxes	(116,315)	111,141	(149,783)		(154,957)

Income taxes		191,724			191,724
					-
Net (loss) income	$(116,315)	$302,865	$(149,783)		$36,767

Shares outstanding					32,166,667

Earnings Per Share					$0.0014